Exhibit 3.1
AMENDED AND RESTATED AGREEMENT OF
LIMITED PARTNERSHIP
OF
LEAF EQUIPMENT FINANCE FUND 4, L.P.

TABLE OF CONTENTS

I.	DEFINITIONS	1
	1.1 Defined Terms	1

II.	FORMATION OF PARTNERSHIP	13
	2.1 Formation of Partnership	13

III.	NAME	13
	3.1 Name	13

IV.	PLACES OF BUSINESS	13
	4.1 Principal Place of Business	13
	4.2 Other Places of Business	13

V.	NAMES AND ADDRESSES OF PARTNERS	13
	5.1 Names and Addresses of Partners	13

VI.	PURPOSES AND OBJECTIVES	13
	6.1 Purposes	13
	6.2 Investment Objectives	13

VII.	TERM	14
	7.1 Term	14

VIII.	PARTNERS AND CAPITAL	14
	8.1 General Partner	14
	8.2 Original Limited Partner	14
	8.3 Limited Partners and Maximum Offering	14
	8.4 Subscription Documents and Suitability	14
	8.5 Payment of Subscription Price of Units and Limited Partners’ Right to Elect to Use Cash Distributions to Purchase Units	14
	8.6 Minimum Subscription Amount	15
	8.7 Subscription for Units by General Partner and its Affiliates	15
	8.8 Partnership Closings	15
	8.9 Acceptance of Units	15
	8.10 Admission to Partnership as Limited Partners	15
	8.11 Escrow Account and Subscription Account	15
	8.12 Separate Escrow Account for Residents of Iowa and Pennsylvania	16
	8.13 Partnership Capital	16
	8.14 Capital Accounts	16
	8.15 Limitations on Additional Capital Contributions	17
	8.16 Loans by Partners	17

IX.	POWERS, RIGHTS AND DUTIES OF GENERAL PARTNER	17
	9.1 Extent of Powers and Duties	17
	9.2 Limitations on the Exercise of Powers of General Partner	20
	9.3 Limitation on Liability of General Partner and its Affiliates; Indemnification	24
	9.4 Compensation of General Partner and its Affiliates	25
	9.5 Other Interests of the General Partner and its Affiliates	27

X.	POWERS AND LIABILITIES OF LIMITED PARTNERS	28
	10.1 Absence of Control Over Partnership Business	28
	10.2 Limited Liability	28

XI.	DISTRIBUTIONS AND ALLOCATIONS	29
	11.1 Distribution of Distributable Cash	29
	11.2 Allocations of Income and Loss	29
	11.3 Distributions and Allocations Among the Limited Partners	31
	11.4 Tax Allocations: Code Section 704(c); Revaluations	32
	11.5 Return of Uninvested Capital Contribution	32
	11.6 No Distributions in Kind	33
	11.7 Partnership Entitled to Withhold Taxes	33

XII.	WITHDRAWAL OF GENERAL PARTNER	33
	12.1 Voluntary Withdrawal	33
	12.2 Involuntary Withdrawal	33
	12.3 Consequences of Withdrawal	33
	12.4 Liability of Withdrawn General Partner	34
	12.5 Notice of Withdrawal; Admission of Substitute General Partner; Dissolution if No Substitute General Partner Approved	34

XIII.	TRANSFER OF UNITS	34
	13.1 Withdrawal of a Limited Partner	34
	13.2 Assignment	35
	13.3 Substitution	36
	13.4 Status of an Assigning Limited Partner	36
	13.5 Limited Right of Presentment for Redemption of Units	36

XIV.	DISSOLUTION AND WINDING-UP	38
	14.1 Events Causing Dissolution	38
	14.2 Winding Up of the Partnership; Capital Contribution by the General Partner On Dissolution	38
	14.3 Application of Liquidation Proceeds On Dissolution	39
	14.4 No Recourse Against Other Partners	39

XV.	FISCAL MATTERS	40
	15.1 Title to Property and Bank Accounts	40
	15.2 Maintenance of and Access to Basic Partnership Documents	40
	15.3 Financial Books and Accounting	41
	15.4 Fiscal Year	41
	15.5 Reports	41
	15.6 Tax Returns and Tax Information	43
	15.7 Accounting Decisions	43
	15.8 Federal Tax Elections	43
	15.9 Tax Matters Partner	44

A-i

XVI.	MEETINGS AND VOTING RIGHTS OF THE LIMITED PARTNERS	45
	16.1 Meetings of the Limited Partners	45
	16.2 Voting Rights of the Limited Partners	46
	16.3 Limitations on Action by the Limited Partners	46

XVII.	AMENDMENTS	46
	17.1 Amendments by the General Partner	46

XVIII.	POWER OF ATTORNEY	47
	18.1 Appointment of Attorney-in-Fact	47
	18.2 Amendments to Agreement and Certificate of Limited Partnership	48
	18.3 Power Coupled With an Interest	48

XIX.	GENERAL PROVISIONS	48
	19.1 Notices, Approvals and Consents	48
	19.2 Further Assurances	48
	19.3 Captions	48
	19.4 Binding Effect	49
	19.5 Severability	49
	19.6 Integration	49
	19.7 Applicable Law	49
	19.8 Counterparts	49
	19.9 Creditors	49
	19.10 Successors and Assigns	49
	19.11 Waiver of Action for Partition	49

A-ii

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
LEAF EQUIPMENT FINANCE FUND 4, L.P.
This Amended and Restated Agreement of Limited Partnership is made and entered into by and among LEAF Asset Management, LLC, a Delaware limited liability company, as the General Partner, LEAF Financial Corporation, a Delaware corporation, as the “Original Limited Partner,” and such other persons who may be admitted to the Partnership from time to time as Limited Partners.
ARTICLE I — DEFINITIONS
1.1 Defined Terms. Defined terms used in this Agreement shall have the meanings specified below. Certain additional defined terms are set forth elsewhere in this Agreement. Unless the context otherwise requires, the singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, and “Article” and “Section” references are references to the Articles and Sections of this Agreement.
(1)	“Accountants” means any firm of independent certified public accountants that may be engaged from time to time by the General Partner on behalf of the Partnership.
(2)	“Acquisition Expenses” means expenses (other than Acquisition Fees) incurred and paid to any Person which are attributable to the selection and acquisition of Investments, whether or not acquired, including, but not limited to:
(i)	legal fees and expenses;

(ii)	travel and communication expenses;

(iii)	costs of credit reports, appraisals and reference materials used to evaluate transactions;

(iv)	non-refundable option payments on Investments not acquired;

(v)	accounting fees and expenses;

(vi)	insurance costs;

(vii)	initial direct costs, as that term is defined under United States generally accepted accounting principles (“GAAP”), which includes any origination fees paid by LEAF Funding, Inc. to any Person, including its or its Affiliates’ employees, with respect to acquiring and holding Investments on a temporary basis before they are purchased from LEAF Funding, Inc. by the Partnership; and

(viii)	miscellaneous other expenses, however designated.
(3)	“Acquisition Fees” means all fees and commissions paid by any party in connection with the initial purchase or funding of any Investment, including fees payable to finders and brokers that are not Affiliates of the General Partner. Also, included in the computation of such fees or commissions shall be any commission, selection fee, financing fee, non-recurring management fee, or any fee of a similar nature, however designated.
(4)	“Adjusted Capital Account Deficit” means with respect to any Capital Account as of the end of any taxable year, the amount by which the balance in the Capital Account is less than zero. For this purpose, a Partner’s Capital Account balance shall be:
(i)	reduced for any items described in Treas. Reg. Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6);

(ii)	increased for any amount the Partner is unconditionally obligated to contribute to the Partnership no later than the end of the taxable year in which his or her Units, or the General Partner’s Partnership Interest, are liquidated (as defined in Treas. Reg. Section 1.704-1(b)(2)(ii)(g)) or, if later, within 90 days after the liquidation; and

(iii)	increased for any amount the Partner is treated as being obligated to contribute to the Partnership pursuant to the penultimate sentences of Treas. Reg. Sections 1.704-2(g)(1) and 1.704-2(i)(5) (relating to Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, respectively).
(5)	“Adjusted Capital Contribution” means, as to any Limited Partner, as determined from time to time, the Limited Partner’s Capital Contribution reduced, but not below zero, by:
(i)	all distributions previously made to the Limited Partner by the Partnership which are deemed by the General Partner to reduce the Limited Partner’s Capital Contribution under Section 11.3(d)(ii); and

(ii)	all payments previously made to the Limited Partner in Redemption of a portion or all of the Limited Partner’s Units under Section 13.5.
(6)	“Administrator” means the official or agency administering the securities laws of a state or other political subdivision of the United States.
(7)	“Affiliate” means, with respect to any Person:
(i)	any other Person directly or indirectly controlling, controlled by or under common control with such Person;

(ii)	any other Person owning or controlling 10% or more of the outstanding voting securities of such Person;

(iii)	any officer, director or partner of such Person; and

(iv)	if such Person is an officer, director or partner, any other Person for which such Person acts in such capacity.
(8)	“Affiliated Limited Partner” means any of the following Persons who purchase Units and are admitted to the Partnership as Limited Partners:
(i)	the General Partner and its Affiliates;

(ii)	the Selling Dealers and any registered representative or principal of the Dealer-Manager or a Selling Dealer;

(iii)	registered investment advisors and their clients; and

(iv)	investors who buy Units through the officers and directors of the General Partner.
(9)	“Affiliated Program” means any Program formed by the General Partner or any Affiliate of the General Partner or in which the General Partner or any of its Affiliates has an interest.
(10)	“Agreement” means this Amended and Restated Agreement of Limited Partnership, as it may hereafter be amended, supplemented or restated from time to time.
(11)	“Assessments” means additional amounts of capital which may be mandatorily required of, or paid at the option of, a Limited Partner beyond his subscription commitment.
(12)	“Assignee” means any Person to whom any Unit or Partnership Interest, or part thereof, has been Assigned, in whole or in part, in a manner permitted by Section 13.2.
(13)	“Assignment” means, with respect to any Unit or Partnership Interest, or any part thereof, the sale, assignment, transfer, gift or other disposition of such Unit or Partnership Interest, whether voluntarily or by operation of law, except that in the case of a bona fide pledge or other hypothecation, no Assignment shall be deemed to have occurred unless and until the secured party has exercised his right of foreclosure with respect thereto.

(14)	“Book Value” means, with respect to any Partnership property, the Partnership’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treas. Reg. Section 1.704-1(b)(2)(iv)(d)-(g).

(15)	“Capital Account” means the capital account maintained for each Partner under Section 8.5.

(16)	“Capital Contribution” means:
(i)	as to the General Partner, its initial $1,000 contribution to the capital of the Partnership plus any additional amounts as may be contributed to the capital of the Partnership by the General Partner; and

(ii)	as to any Limited Partner, the gross amount of investment in the Partnership actually paid by the Limited Partner, i.e. either the Gross Unit Price, the Net Unit Price or the Distribution Investment Unit Price, without deduction for Front-End Fees (whether payable by the Partnership or not);
but excluding Distributable Cash reinvested in additional Investments under Section 9.1(b)(xxv) during the Operating Period.

(17)	“Carried Interest” means an interest taken in a Program by a Person, other than a promotional interest, for which full consideration has neither been paid nor is to be paid.

(18)	“Cash Flow” means the Partnership’s Gross Revenues, without deduction for depreciation, but after deducting the Partnership’s cash funds used to pay all other Partnership expenses, debt payments, capital improvements and replacements (other than cash funds withdrawn from Reserves).

(19)	“Closing” means the admission of Limited Partners to the Partnership in accordance with Section 8.3.

(20)	“Closing Date” means any date on which any Limited Partner is admitted to the Partnership, and includes the Initial Closing Date, any subsequent Closing Date and the Final Closing Date.

(21)	“Code” means the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent laws.

(22)	“Commission” means the Securities and Exchange Commission.

(23)	“Consent” means, as the context may require:
(i)	consent given by vote at a meeting called and held in accordance with the provisions of Section 16.1;

(ii)	the written consent without a meeting of any Person to do the act or thing for which the consent is solicited; or

(iii)	the act of granting the consent.
(24)	“Controlling Person” means, with respect to the General Partner or any Affiliate of the General Partner, any of the following Persons:
(i)	its chairmen, directors, presidents, or other executive or senior officers;

(ii)	any holder of a 5% or greater equity interest in the General Partner or its Affiliate; or

(iii)	any Person having the power to direct or cause the direction of the General Partner or its Affiliate, whether through the ownership of voting securities, by contract or otherwise.
(25)	“Counsel” means any law firm that may be engaged from time to time by the General Partner on behalf of the Partnership.
(26)	“Cumulative Return” means, as to any Limited Partner, an amount equal to an 8.5% annual (0.66667% monthly) cumulative return on the Limited Partner’s Adjusted Capital Contribution (without reduction for any distribution made or to be made to the Limited Partner on the date of calculation) calculated from a date not later than the last day of the calendar quarter in which the Capital Contribution of the Limited Partner as to which the Cumulative Return is being calculated was made.
(27)	“Dealer-Manager” means Chadwick Securities, Inc., an Affiliate of the General Partner, the broker/dealer which will manage the offer and sale of the Units in all states and other jurisdictions in the Offering.
(28)	“Dealer-Manager Agreement” means the agreement entered into between the General Partner, the Partnership and the Dealer-Manager, substantially in the form of the Dealer-Manager Agreement filed as an exhibit to the Registration Statement, as amended and supplemented from time to time as permitted by its terms.
(29)	“Dealer-Manager Fee” means the fees payable to the Dealer-Manager in an amount equal to 3% of the Gross Unit Price per Unit sold, in the aggregate, in the Offering.
(30)	“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, as amended, and any successor thereto.
(31)	“Distributable Cash” or “Cash Available for Distribution” means Cash Flow plus any amounts released from Reserves by the General Partner, less amounts allocated to Reserves by the General Partner.
(32)	“Distribution Investment Unit Price” means the Gross Unit Price less an amount equal to 10.5% of the Gross Unit Price (equivalent to the Dealer-Manager Fee, the Sales Commission and the Due Diligence Expenses, which will not be paid on the sale) for each Unit or fraction of a Unit purchased with a Limited Partner’s distributions from the Partnership or, unless the Limited Partner is a resident of Massachusetts, Minnesota or Ohio, distributions from Lease Equity Appreciation Fund I, L.P., Lease Equity Appreciation Fund II, L.P. or LEAF Equipment Leasing Income Fund III, L.P., which are Affiliated Programs, during the Offering Period, to the extent Units are available for purchase, pursuant to an election made by the Limited Partner on the Limited Partner’s Subscription Agreement.
(33)	“Due Diligence Expenses” means fees and expenses actually incurred by the Dealer-Manager or the Selling Dealers for bona fide due diligence efforts expended in connection with the Offering, but not to exceed 0.5% of the Gross Unit Price per Unit sold in the Offering as described in the Prospectus.
(34)	“Effective Date” means the date the Registration Statement is declared effective by the Commission.
(35)	“Equipment” means any new, used or reconditioned equipment and related property (including software not included in hardware) acquired by the Partnership, or in which the Partnership has acquired a direct or indirect interest, and shall also be deemed to include such equipment and related property or other tangible and intangible personal property which at any time is subject to, or serves as the collateral for, a Lease or a Secured Loan.
(36)	“Equipment Management” means all personnel and services necessary to the leasing and financing activities of the Partnership, including but not limited to:
•	leasing and re-leasing of Partnership Equipment or financing Partnership Equipment through a Secured Loan;

•	arranging for necessary maintenance and repair of the Equipment;

•	collecting revenues;

•	paying operating expenses;

•	determining that the Equipment is used in accordance with all operative contractual arrangements; and

•	providing clerical and bookkeeping services necessary to the operation of Partnership Equipment.
(37)	“Escrow Account” means an interest-bearing account established and maintained by the Partnership, the General Partner and the Dealer-Manager with the Escrow Agent in accordance with the terms of the Escrow Agreement for the purpose of holding, pending the distribution thereof in accordance with the terms of the Escrow Agreement and this Agreement, any subscription funds received from Persons who may be admitted to the Partnership as Limited Partners on the Initial Closing Date or any subsequent Closing Date.
(38)	“Escrow Agent” means Commerce Bank, NA, or another United States banking institution with at least $50 million in assets, which shall be selected by the General Partner to serve in such capacity pursuant to the Escrow Agreement.
(39)	“Escrow Agreement” means the Escrow Agreement among the Partnership, the General Partner, the Dealer-Manager and the Escrow Agent, substantially in the form of the Escrow Agreement filed as an exhibit to the Registration Statement, as amended and supplemented from time to time as permitted by its terms.
(40)	“Final Closing Date” means the last Closing Date in the Offering on which a Limited Partner (other than a Substitute Limited Partner) is admitted to the Partnership, which shall be as soon as practicable following the Termination Date.
(41)	“Financing Transaction” means:
(i)	any extension of credit or loan of money to the Partnership or its subsidiaries, including LEAF Affiliates, that is secured by a security interest in the Partnership’s Equipment or other tangible or intangible personal property of the Partnership, any Lease of any such property or any Secured Loan;

(ii)	any notes issued in connection with a securitization of Equipment, Leases, Secured Loans, or receivables therefrom; or

(iii)	any transaction in which the Partnership’s Equipment, Leases or Secured Loans are sold to a Person for purposes of securitization and with customary retained rights or interests.
(42)	“FINRA” means the Financial Industry Regulatory Authority, Inc.
(43)	“Fiscal Period” means any interim accounting period within a Fiscal Year established by the General Partner.
(44)	“Fiscal Quarter” means, for each Fiscal Year, the 3-calendar-month period which commences on the first day of such Fiscal Year and each additional 3-calendar-month period commencing on the first day of the first month following the end of the preceding such period within such Fiscal Year (or such shorter period ending on the last day of a Fiscal Year).
(45)	“Fiscal Year” means the Partnership’s annual accounting period established pursuant to Section 15.4.
(46)	“Front-End Fees” means fees and expenses paid by any Person for any services rendered during the Partnership’s organizational and offering or acquisition phases, including Sales Commissions, Dealer-Manager Fees, Due Diligence Expenses, Organization and Offering Expense Allowances, Leasing or Financing Fees, Acquisition Fees and Acquisition Expenses (other than any Acquisition Fees or Acquisition Expenses paid by a manufacturer of equipment to any of its employees unless such Persons are Affiliates of the General Partner) and all other similar fees however designated.
(47)	“Full Payout Lease” means any lease under which the aggregate noncancellable rental payments due during the initial term of the lease, on a net present value basis, are at least sufficient to permit the Partnership to recover the entire Purchase Price of the Equipment subject to the lease.
(48)	“General Partner” means LEAF Asset Management, LLC, and its successors or permitted assigns, as general partner of the Partnership.
(49)	“Gross Asset Value” means, with respect to any asset of the Partnership, the asset’s adjusted tax basis, except that:
(i)	the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset at the time of such contribution;

(ii)	the Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values at the time specified in Treas. Reg. Section 1.704-1(b)(2)(iv)(f)(5) if the Partnership so elects;

(iii)	the Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution;

(iv)	to the extent not otherwise reflected in the Partners’ Capital Accounts, the Gross Asset Values of Partnership assets shall be increased (or decreased) to appropriately reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b); and

(v)	if on the date of contribution of an asset or a revaluation of an asset in accordance with clauses (ii) through (iv), above, the adjusted tax basis of such asset differs from its fair market value, the Gross Asset Value of such asset shall thereafter be adjusted by reference to the depreciation method described in Treas. Reg. Section 1.704-1(b)(2)(iv)(g)(3).
(50)	“Gross Offering Proceeds” means the gross amount of Capital Contributions, before deduction of Front-End Fees, of all Limited Partners admitted to the Partnership.
(51)	“Gross Revenues” means gross cash receipts of the Partnership from whatever source (including its share of Gross Revenues from its indirect Investments), excluding Capital Contributions.
(52)	“Gross Unit Price” means $100 per Unit.
(53)	“Income” or “Loss” means, for any Fiscal Year, the Partnership’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
(i)	any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Income or Loss shall be applied to increase such taxable income or reduce such loss;

(ii)	any expenditure of the Partnership described in Code Section 705(a)(2)(B), or treated as such pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Income or Loss, shall be applied to reduce such taxable income or increase such loss;

(iii)	gain or loss resulting from a taxable disposition of any asset of the Partnership shall be computed by reference to the Gross Asset Value of such asset and the special depreciation calculations described in Treas. Reg. Section 1.704-1(b)(2)(iv)(g), notwithstanding that the adjusted tax basis of such asset may differ from its Gross Asset Value;

(iv)	in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss for such Fiscal Year, there shall be taken into account depreciation, amortization or other cost recovery deductions determined pursuant to the method described in Treas. Reg. Section 1.704-1(b)(2)(iv)(g)(3); and

(v)	any items which are specially allocated pursuant to Section 11.2(f) shall not be taken into account in computing Income or Loss.
(54)	“Indebtedness” means, with respect to any Person as of any date, all obligations (other than capital, surplus, deferred income taxes and, to the extent not constituting obligations, other deferred credits and reserves) that could be classified as liabilities (exclusive of accrued expenses and trade accounts payable incurred with respect to property purchased in the ordinary course of business that are not overdue or are being contested in good faith by appropriate proceedings and are not required to be classified as debt on a balance sheet of the Person that is prepared in accordance with GAAP as of that date.
(55)	“Independent Expert” means a Person with no material current or prior business or personal relationship with the General Partner or its Affiliates, who is engaged to a substantial extent in the business of rendering appraisals regarding the value of assets of the type held by the Partnership and who is qualified to perform the work.

(56)	“Initial Closing Date” means the first Closing Date for the Partnership on which Limited Partners with Units equal to, or greater than, the Minimum Offering are admitted to the Partnership.
(57)	“Investment in Equipment” means the aggregate amount of Capital Contributions and Financial Transactions actually paid or allocated to the purchase, manufacture or renovation of Equipment acquired by the Partnership, together with other cash payments such as interest, taxes and Reserves allocable thereto (to the extent that Reserves do not exceed 3% of Capital Contributions), but excluding Front-End Fees.
(58)	“Investment Committee” means a committee of the General Partner’s or its Affiliates’ officers and/or directors that shall do the following on behalf of the Partnership:
(i)	approve significant transactions and transactions which differ from the standards and procedures the Investment Committee has established;

(ii)	pursuant to Section 9.5, resolve conflicts in allocating Investments among Affiliated Programs; and

(iii)	consider any other matter submitted to the Investment Committee for its review by the General Partner.
(59)	“Investments” means the Partnership’s portfolio, from time to time, of Equipment, Leases and Secured Loans, whether the Partnership owns the portfolio directly, or indirectly through an ownership interest in a LEAF Affiliate. In case of such indirect ownership, the Partnership’s Investment shall be deemed to be an amount equal to its percentage ownership in such LEAF Affiliate multiplied by the LEAF Affiliate’s assets which, if owned directly by the Partnership, would be Investments.
(60)	“IRA” means an Individual Retirement Account.

(61)	“IRS” means the Internal Revenue Service or any successor agency thereto.
(62)	“LEAF Affiliate” means an Affiliate of the Partnership organized as a partnership, a limited partnership or a limited liability company, with not more than three owners, each of which is an Affiliate of the Partnership.
(63)	“Lease” means any Full Payout Lease, any Operating Lease and any residual value interest therein.
(64)	“Leasing or Financing Fee” means the total of all fees and commissions paid by any Person in connection with the initial lease or initial financing of Equipment acquired by the Partnership or an Affiliated Program.
(65)	“Lender” means any Person that lends cash or cash equivalents to the Partnership or its subsidiaries, including any Person or LEAF Affiliate that acquires by purchase, assignment, or otherwise, an interest in:
(i)	the future amounts payable under any Lease or Secured Loan and in the related Equipment or other assets; or

(ii)	payments due under any Financing Transaction and in any property securing the Financing Transaction.
(66)	“Lessee” means a lessee under a Lease.

(67)	“Limited Partner” means:
(i)	any Person who owns at least a portion of a Unit and who has been admitted to the Partnership as a Limited Partner, including Affiliated Limited Partners; and

(ii)	any Person who becomes a Substitute Limited Partner in accordance with this Agreement;

including the General Partner and its Affiliates to the extent they purchase Units.
(68)	“Majority” or “Majority Interest” means Limited Partners owning more than 50% of the aggregate outstanding Units from time to time.

(69)	“Management Fees” means, for any month, the following fees, one or all of which may be payable to the General Partner, or an Affiliate designated by the General Partner, in an amount equal to the lesser of the maximum fees set forth in clauses (i) through (iv) below, compared with, in each case, fees that are reasonable and competitive and would customarily be paid to non-affiliated third-parties rendering similar services in the same geographic location and for similar types of investments. The maximum permitted Management Fees for the services described in clauses (i) through (iv), below, are as follows:
(i)	an amount equal to 0.08335% (1% annually) of Gross Revenues on Operating Leases managed by third-parties under the General Partner’s or its Affiliates’ supervision;

(ii)	an amount equal to 0.33333% (4% annually) of Gross Revenues on Operating Leases managed by the General Partner or its Affiliates;

(iii)	an amount equal to 0.16667% (2% annually) of Gross Revenues on Full Payout Leases managed by the General Partner or its Affiliates which contain Net Lease Provisions; and/or

(iv)	an amount equal to 0.16667% (2% annually) of Gross Revenues on Secured Loans managed by the General Partner or its Affiliates.
(70)	“Maturity Period” means the period commencing on the first day following the end of the Operating Period and continuing for the period deemed necessary by the General Partner for the orderly termination of the Partnership’s operations and affairs and the liquidation or disposition of the Partnership’s Investments.
(71)	“Maximum Offering” means the receipt and acceptance by the Partnership of subscriptions for not more than 2,000,000 Units ($200 million), excluding the 10 Units subscribed for by the Original Limited Partner, on or before the Final Closing Date.
(72)	“Minimum Offering” means the receipt and acceptance by the Partnership of subscriptions for not less than 20,000 Units ($2 million), excluding the 10 Units subscribed for by the Original Limited Partner and any Units subscribed for by the General Partner or its officers, directors, employees or other Affiliates, or Iowa or Pennsylvania subscribers.
(73)	“Net Disposition Proceeds” means the proceeds realized by the Partnership from the sale, refinancing or other disposition of Partnership Equipment, including insurance proceeds or lessee or borrower indemnity payments arising from the loss or destruction of the Equipment, less all Partnership liabilities.
(74)	“Net Lease Provisions” means contractual arrangements under which the lessee assumes responsibility for, and bears the cost of, insurance, taxes, maintenance, repair and operation of the leased asset and where the non-cancellable rental payments under the lease are net to the lessor. Notwithstanding, a lease may be deemed to contain net lease provisions even if some minor costs or responsibilities remain with the lessor or if the lessor retains the option to require and pay for a higher standard of care or a greater level of maintenance or insurance than would be imposed on the lessee under the terms of the lease.
(75)	“Net Offering Proceeds” means the Gross Offering Proceeds minus the Dealer-Manager Fees, Sales Commissions, Due Diligence Expenses and the Organization and Offering Expense Allowance payable by the Partnership.
(76)	“Net Unit Price” means the Gross Unit Price less an amount equal to 7% of the Gross Unit Price (equivalent to the Sales Commission, which will not be paid on the sale) for each Unit or fraction thereof purchased by an Affiliated Limited Partner, other than Units purchased by the Affiliated Limited Partner at the Distribution Investment Unit Price.
(77)	“Net Worth” means, for any Person subscribing for Units, the excess of total assets over total liabilities as determined by generally accepted accounting principles, but excluding home, home furnishings and automobiles. Provided, however, that with respect to the General Partner, “Net Worth” means the excess of total assets over total liabilities as determined by GAAP. However, if any of the General Partner’s assets have been depreciated, then the amount of depreciation relative to any particular asset may be added to the depreciated cost of the asset to compute the General Partner’s total assets, but only to the extent that does not exceed the fair market value of the asset.

(78)	“Notice” means a writing containing the information required by this Agreement to be communicated to any Person and delivered as follows:
(i)	personally delivered to the Person;

(ii)	sent by registered, certified or regular mail, postage prepaid to such Person at the last known address of the Person; or

(iii)	sent by facsimile, with receipt confirmed by telephone during normal business hours.
(79)	“Offering” means the offering of Units pursuant to the Prospectus.

(80)	“Offering Period” means the period from the Effective Date to the Offering Termination Date.

(81)	“Offering Termination Date” means the earliest of:
(i)	the date on which the Maximum Offering has been sold;

(ii)	two years after the Effective Date (subject to the renewal, requalification or consent of each Administrator requiring the renewal, requalification or consent of the Offering with respect to the extension of the Offering Period beyond one year following the Effective Date in the Administrator’s jurisdiction); or

(iii)	any earlier date after the Effective Date as may be determined by the General Partner in its sole discretion.
(82)	“Operating Lease” means a lease under which the aggregate noncancellable rental payments during the original term of the lease, on a net present value basis, are not sufficient to recover the entire Purchase Price of the Equipment subject to the lease.
(83)	“Operations” means all operations and activities of the Partnership except Sales.
(84)	“Operating Period” means the period beginning with the Initial Closing Date and ending five years after the Final Closing Date.
(85)	“Organization and Offering Expense Allowance” means an amount determined on the cumulative sliding scale set forth below based on the amount of the Partnership’s Gross Offering Proceeds, to reimburse the General Partner and/or its Affiliates for expenses incurred by it and/or its Affiliates in preparing the Partnership for registration or qualification under federal and state securities laws and subsequently offering and selling the Units.

Organization and Offering
Gross Offering Proceeds	Expense Allowance
Less than or equal to $50 million .	3.0%
Greater than $50 million, but less than or equal to $100 million	2.5%
Greater than $100 million, but less than or equal to $200 million	1.5%
If the organization and offering expense allowance exceeds the Partnership’s actual Organization and Offering Expenses, then the excess will be returned to the Partnership.
(86)	“Organization and Offering Expenses” means:
(i)	all costs and expenses incurred in connection with, and in preparing the Partnership for, qualification under federal and state securities laws and the securities laws of any other jurisdiction in which Units may be offered or sold and subsequently offering and distributing the Units to the public (except Sales Commissions, Due Diligence Expenses, and Dealer-Manager Fees) including, without limitation:
(A)	printing costs;

(B)	registration and filing fees;

(C)	attorneys’, accountants’ and other professional fees; and
(ii)	the direct costs of salaries to, and expenses (including costs of travel) of, officers and directors of the General Partner or any Affiliate of the General Partner while engaged in organizing the Partnership and registering, offering and selling the Units, but shall not include amounts that are included within the 10% underwriting compensation limit as defined in FINRA Conduct Rule 2810(4)(b)(i).
(87)	“Origination and Servicing Agreement” means the contract attached as Exhibit 10.1 to the Registration Statement, under which LEAF Funding, Inc. will originate Investments for the Partnership and LEAF Financial Corporation will service Investments for the Partnership.
(88)	“Participant” means the holder of a Unit or Partnership Interest.
(89)	“Participant List” means a list, in alphabetical order by name, setting forth the name, address and business or home telephone number of, and number of Units held by, each Limited Partner. The list shall be printed on white paper in a readily readable type size (in no event smaller than 10-point type) and shall be updated at least quarterly to reflect any changes in its information.
(90)	“Partner” means the General Partner (including any Substitute General Partner) and any Limited Partner or Affiliated Limited Partner (including the Original Limited Partner and any Substitute Limited Partner).
(91)	“Partner Nonrecourse Debt” means any Partnership nonrecourse liability for which any Partner bears the economic risk of loss within the meaning of Treas. Reg. Section 1.704-2(b)(4).
(92)	“Partner Nonrecourse Debt Minimum Gain” has the meaning specified in Treas. Reg. Section 1.704-2(i)(3), and such additional amount as shall be treated as Partner Nonrecourse Minimum Gain pursuant to Treas. Reg. Section 1.704-2(j)(1)(iii).
(93)	“Partner Nonrecourse Deductions” consist of those deductions and in those amounts specified in Treas. Reg. Sections 1.704-2(i)(2) and (j).
(94)	“Partnership” means LEAF Equipment Finance Fund 4, L.P.
(95)	“Partnership Interest” means the Units owned by a Limited Partner or the percentage interest in the Partnership held by the General Partner.
(96)	“Partnership Loan” means any loan made to the Partnership by the General Partner or any Affiliate of the General Partner in accordance with Section 9.2(c).
(97)	“Partnership Minimum Gain” has the meaning specified in Treas. Reg. Sections 1.704-2(b)(2) and (d) and such additional amount as shall be treated as Partnership Minimum Gain pursuant to Treas. Reg. Section 1.704- 2(j)(1)(iii).
(98)	“Partnership Nonrecourse Deductions” consist of those deductions and in those amounts specified in Treas. Reg. Sections 1.704-2(c) and (j).
(99)	“Payout” means the time when the aggregate amount of cash distributions (from whatever sources) to a Limited Partner equals the amount of the Limited Partner’s Capital Contribution plus the Cumulative Return compounded daily (in this case only) from a date not later than the last day of the calendar quarter in which the Limited Partner was admitted to the Partnership as a Limited Partner.
(100)	“Person” means any natural person, partnership, trust, corporation, limited liability company, association or other legal entity.
(101)	“Program” means a limited or general partnership, joint venture, unincorporated association or similar unincorporated organization formed and operated for the primary purpose of investment in, and the operation of, or gain from, an interest in equipment, leases, secured loans or related instruments.

(102)	“Prospectus” means the prospectus included as part of the Registration Statement, as supplemented or amended.
(103)	“Purchase Price” means, with respect to any Investment, the price paid by, or on behalf of (including, in the case of indirect ownership of Investments, the price paid by the LEAF Affiliate), the Partnership for or in connection with the purchase, acquisition or funding of the Investment, including the amount of the related:
(i)	Acquisition Fees;

(ii)	Acquisition Expenses; and

(iii)	all liens and encumbrances on the Investment, but excluding points and prepaid interest.
“Purchase Price” also includes, with respect to options to acquire an Investment, the sum of the exercise price and the price paid to acquire the option.
(104)	“Qualified Plan” means a pension, profit-sharing or stock bonus plan, including Keogh Plans, meeting the requirements of Sections 401 et seq. of the Code, and its related trust.
(105)	“Redemption” means the purchase of a portion or all of any Limited Partner’s Units by the Partnership under Section 13.5.
(106)	“Registration Statement” means the Registration Statement on Form S-1 filed by the Partnership with the Commission under the Securities Act in the form in which the Registration Statement is declared to be effective for the offer and sale of the Partnership’s Units.
(107)	“Re-Leasing Fee” means, with respect to any Equipment, a fee payable to the General Partner for providing re-leasing services to the Partnership, not to exceed the lesser of:
(i)	the competitive rate for comparable services for similar equipment; or

(ii)	2% of gross rental revenues derived from the re-lease of the Equipment after the time that the re-lease of the Equipment has been consummated as a result of the efforts of the General Partner or its Affiliates.
(108)	“Reserves” means reserves established and maintained by the Partnership for working capital, contingent liabilities and the acquisition of Investments.
(109)	“Roll-Up” means any transaction involving the acquisition, merger, conversion or consolidation, either directly or indirectly, of the Partnership with, and the issuance of securities of, a Roll-Up Entity. The term does not include:
(i)	a transaction involving securities of the Partnership if they have been listed on a national securities exchange or traded through the NASDAQ Stock Market (National Market System) for at least 12 months; or

(ii)	a transaction involving only the conversion of the Partnership to corporate, trust or association form if, as a consequence of the transaction, there will be no significant adverse change in:
(A)	Limited Partners’ voting rights;

(B)	the term of existence of the Partnership;

(C)	the compensation of the General Partner or its Affiliates from the Partnership;

(D)	the Partnership’s investment objectives; or

(E)	the income taxation of the Partnership or the Limited Partners.
(110)	“Roll-Up Entity” means any partnership, corporation, trust, or other entity that is created by, or surviving after, the successful completion of a proposed Roll-Up transaction.

(111)	“Sale” means the sale, exchange, involuntary conversion, foreclosure, condemnation, taking, casualty (other than a casualty followed by refurbishing or replacement), or other disposition of an Investment.
(112)	“Sales Commissions” means, with respect to any Unit, an amount equal to 7% of the Gross Unit Price per Unit sold in the Offering.
(113)	“Secured Loan” means a loan or other extension of credit provided by the Partnership to a third-party end user to finance the end user’s purchase of Equipment, or a “Secured Loan” purchased by the Partnership, with that Equipment being used as collateral for the repayment of the loan.
(114)	“Securities Act” means the Securities Act of 1933, as amended.
(115)	“Selling Dealer” means each member broker/dealer firm of FINRA that has been selected by the Partnership or the Dealer-Manager to offer and sell Units in the Offering and has entered into a Selling Dealer Agreement.
(116)	“Selling Dealer Agreement” means each of the agreements entered into between the Partnership or the Dealer-Manager and any Selling Dealer with respect to the offer and sale of Units.
(117)	“Specified Equipment Program” means a Program where, at the time a securities registration is ordered effective, at least 75% of the net proceeds from the sale of program interests are allocable to the purchase or renovation of identified equipment or one specified type of identified equipment. Reserves shall not be included in the 75%.
(118)	“Sponsor” means any person directly or indirectly instrumental in organizing, wholly or in part, a program or any person who will manage or participate in the management of a program, and any affiliate of any such person. Sponsor does not include a person whose only relation with the program is that of an independent equipment manager and whose only compensation is as such. Sponsor does not include wholly independent third parties such as attorneys, accountants, and underwriters whose only compensation is for professional services rendered in connection with the offering of program interests.
(119)	“Subordinated Remarketing Fee” means, with respect to any Investment, a fee in the amount equal to the lesser of:
(i)	3% of the contract sales price applicable to the Investment; or

(ii)	one-half of a brokerage fee that is reasonable, customary and competitive in light of the size, type and location of the Investment.
(120)	“Subscription Account” means the interest-bearing account established and maintained by the Partnership for the purpose of holding subscription funds received from Persons who may be admitted to the Partnership as Limited Partners on any Closing Date subsequent to the Initial Closing Date, pending the acceptance or rejection of their subscriptions by the General Partner.
(121)	“Subscription Agreement” means the subscription agreement substantially in the form filed as an exhibit to the Prospectus.
(122)	“Substitute General Partner” means any Assignee of, or successor to, the General Partner admitted to the Partnership in accordance with Section 12.5.
(123)	“Substitute Limited Partner” means any Assignee of Units who is admitted to the Partnership as a Limited Partner under Section 13.3.
(124)	“Treasury Regulation” or “Treas. Reg.” means final or temporary regulations issued by the United States Treasury Department pursuant to the Code.
(125)	“Unit” or “Partnership Interest of a Limited Partner” means a unit of Limited Partner interest in the Partnership held by any Limited Partner, including rights to profits, losses, income, gain, credits, deductions, cash distributions, returns of capital, voting rights and other attributes of the Units all as provided by, and subject to the terms and provisions of, this Agreement.

(126)	“Unpaid Cumulative Return” means, as to any Limited Partner, the unpaid amount of the Limited Partner’s Cumulative Return calculated through the date as of which the Unpaid Cumulative Return is being calculated, reduced (but not below zero) by the aggregate distributions previously made to the Limited Partner by the Partnership that are deemed by the General Partner to be a reduction of the Limited Partner’s Unpaid Cumulative Return under Section 11.3(d)(i).
ARTICLE II — FORMATION OF PARTNERSHIP
2.1 Formation of Partnership. The General Partner and the Original Limited Partner have previously formed the Partnership as a limited partnership under the Delaware Act. The General Partner and the Original Limited Partner hereby amend and restate in its entirety the original Agreement of Limited Partnership of the Partnership and agree that this Amended and Restated Agreement of Limited Partnership shall govern the rights and liabilities of the Partners, except as otherwise expressly provided in this Agreement.
ARTICLE III — NAME
3.1 Name. The business of the Partnership shall be conducted under the name “LEAF Equipment Finance Fund 4, L.P.” or such other name as the General Partner shall hereafter designate in writing to the Limited Partners.
ARTICLE IV — PLACES OF BUSINESS
4.1 Principal Place of Business. The principal office and place of business of the Partnership in Delaware shall be 110 S. Poplar Street, Suite 101, Wilmington, Delaware 19801. The General Partner may from time to time change the Partnership’s principal place of business in Delaware and, in that event, the General Partner shall notify the Limited Partners of the change in writing no later than 60 days following the effective date of the change.
4.2 Other Places of Business. The Partnership may maintain other offices and places of business within or outside the State of Delaware as the General Partner deems advisable.
ARTICLE V — NAMES AND ADDRESSES OF PARTNERS
5.1 Names and Addresses of Partners. The name and address of the General Partner shall be as set forth in Section 19.1, and the names and addresses of the Limited Partners shall be as set forth in their respective Subscription Agreements, as supplemented or amended from time to time. Any Partner may change the Partner’s place of business or residence, as the case may be, by giving Notice of the change to the Partnership (and, in the case of the General Partner, by also giving Notice of the change to all Limited Partners. The Notice shall become effective on receipt by the Partnership, or the date the Notice is given by the General Partner.
ARTICLE VI — PURPOSES AND OBJECTIVES
6.1 Purposes. The purposes and business of the Partnership are to:
(i)	acquire, invest in, purchase, own, hold, lease, re-lease, finance, refinance, loan, borrow, manage, maintain, operate, improve, upgrade, modify, exchange, assign, encumber, create or receive security interests in, pledge, sell, transfer or otherwise dispose of, and in all respects otherwise deal in or with, Equipment, Leases and Secured Loans of all kinds; and

(ii)	engage in any and all businesses and to do any and all things permitted to a limited partnership under the Delaware Act.
6.2 Investment Objectives. The investment objectives of the Partnership in conducting its business shall be to:
(i)	preserve, protect and return the Capital Contributions of the Partners;

(ii)	generate regular distributions sufficient to provide the Cumulative Return to the Limited Partners;

(iii)	during the Operating Period enter into additional Leases and Secured Loans by using Partnership funds, including borrowings and securitizations, and using the Partnership’s Equipment, Leases and Secured

Loans (or interests therein) as collateral as described in the “Investment Objectives and Strategies — Borrowing” section of the Prospectus and reinvest the Partnership’s excess Distributable Cash after paying Partnership expenses, establishing appropriate Reserves and distributing the Cumulative Return to the Limited Partners; and

(iv)	provide additional cash distributions to the Partners after the Operating Period until all of the Partnership’s Investments have matured under their terms or have been sold or otherwise disposed of.
ARTICLE VII — TERM
7.1 Term. The term of the Partnership began with the filing of its Certificate of Limited Partnership with the Secretary of State of the State of Delaware on January 25, 2008 and will end at midnight on December 31, 2032, unless sooner dissolved or terminated as provided in Article XIV of this Agreement.
ARTICLE VIII — PARTNERS AND CAPITAL
8.1 General Partner. The General Partner has contributed $1,000 in cash as its Capital Contribution to the Partnership as consideration for its Partnership Interest.
8.2 Original Limited Partner. The Original Limited Partner has made a capital contribution of $1.00 to the Partnership as consideration for 10 Units purchased by it. By its execution of this Agreement, the Original Limited Partner agrees to withdraw as Original Limited Partner, and the parties agree to return its capital contribution, retire its original 10 Units and restore its original 10 Units to the Maximum Offering on the Initial Closing Date when additional Limited Partners are admitted to the Partnership.
8.3 Limited Partners and Maximum Offering. From and after the Initial Closing Date there shall be one class of Limited Partners, which includes Affiliated Limited Partners. The General Partner is hereby authorized to obtain capital for the Partnership through the offer and sale of up to 2,000,000 Units ($200 million) to the Limited Partners.
8.4 Subscription Documents and Suitability. Any Person desiring to become a Limited Partner shall execute and deliver to the General Partner a Subscription Agreement and all other documents as the General Partner reasonably requests. These documents shall be in form and substance reasonably satisfactory to the General Partner. Among other things, each Person shall, subject to acceptance of his subscription by the General Partner, agree to be bound by all of the terms and provisions of this Agreement. Units shall be sold only to Persons:
(i)	who represent that they have either:
(A)	an annual gross income of at least $70,000 and a Net Worth of at least $70,000; or

(B)	a Net Worth of at least $250,000; or
(ii)	who satisfy the suitability standards applicable in the state or other jurisdiction of their residence or domicile as set forth in the Prospectus if those standards are more stringent than the standards described in clause (i) above.
8.5 Payment of Subscription Price of Units and Limited Partners’ Right to Elect to Use Cash Distributions to Purchase Units. At the time of subscribing each Limited Partner shall make a Capital Contribution, in cash, in an amount equal to the Gross Unit Price for each Unit, or portion of a Unit, purchased. At the time of subscribing each Affiliated Limited Partner shall make a Capital Contribution, in cash, in an amount equal to the Net Unit Price for each Unit, or portion of a Unit, purchased.
Notwithstanding the foregoing:
(i)	Each Limited Partner who has purchased at least 50 Units ($5,000) may elect on his Subscription Agreement to have his Partnership distributions during the Offering Period invested in additional Units, to the extent that Units are available for purchase, on the same terms as the purchase of the Limited Partner’s original Units, except that there shall be no minimum number of additional Units required to be purchased, and the purchase price of the additional Units shall be the Distribution Investment Unit Price.

(ii)	Each Limited Partner (except Massachusetts, Minnesota and Ohio residents) who has previously invested in Lease Equity Appreciation Fund I, L.P. (“LEAF I”), Lease Equity Appreciation Fund II, L.P. (“LEAF II”) or LEAF Equipment Leasing Income Fund III, L.P. (“LEAF III”) may elect on his Subscription Agreement to have his cash distributions from those Programs invested in Units during the Offering Period, to the extent that Units are available for purchase, on the same terms as the Units are being offered to other prospective Limited Partners, except that there shall be no minimum number of additional Units required to be purchased, and the purchase price of the additional Units shall be the Distribution Investment Unit Price.
8.6 Minimum Subscription Amount. Subject to the exceptions for additional units purchased by certain classes of Limited Partners as described in Section 8.5, each Limited Partner must purchase a minimum of 50 Units ($5,000) unless a greater minimum number of Units is required by the Administrator of the Limited Partner’s state or other jurisdiction of residence. Notwithstanding the foregoing, the General Partner, in its sole discretion, may accept subscriptions for fewer than 50 Units, except as may be required by the Administrator of the subscriber’s state or other jurisdiction of residence.
8.7 Subscriptions for Units by General Partner and its Affiliates. The General Partner and its Affiliates shall have the right to subscribe for Units for their own account for investment purposes only; provided that the aggregate number of Units purchased by the General Partner and its Affiliates collectively shall not exceed approximately 5% of all Units sold.
8.8 Partnership Closings. No subscribers shall be admitted to the Partnership unless and until the Minimum Offering shall be achieved. After the General Partner has determined that the Minimum Offering has been achieved, it shall set the Initial Closing Date. Following the Initial Closing Date, Closings will be held approximately every week.
8.9 Acceptance of Units. Subscriptions for Units shall promptly be accepted or rejected by the General Partner after their receipt by the Partnership (but in any event not later than 30 days thereafter) and a confirmation of acceptance shall be sent by the General Partner to each subscriber admitted to the Partnership as a Limited Partner. The General Partner shall have the unconditional right to refuse to admit any subscriber as a Limited Partner, without liability. Also, each subscriber shall have the right to cancel his or her subscription before it has been accepted by the General Partner by providing written notice to the General Partner, signed by each Person who signed the subscriber’s Subscription Agreement, of their intent to cancel their subscription, in a form satisfactory to the General Partner.
The Partnership may not complete a sale of Units to subscriber for Units until at least five business days after the date the subscriber received a final Prospectus.
8.10 Admission to Partnership as Limited Partners. Each Person whose subscription is accepted by the General Partner shall be admitted to the Partnership as a Limited Partner and shall for all purposes of this Agreement be treated as a Limited Partner not later than 15 days after the Initial Closing Date or, if the Person’s subscription is accepted after the Initial Closing Date, the last day of the calendar month following the date the subscription was accepted by the Partnership. The amount of each Limited Partner’s Capital Contribution shall be set forth on the Partnership’s books and records, which shall be supplemented or amended from time to time promptly following each Closing Date, to reflect the name, address and Capital Contribution of each Limited Partner admitted to the Partnership as a result of the Closing; provided that any failure so to attend to the books and records following any Closing Date shall not in any way affect the admission of any Limited Partner to the Partnership for all purposes of this Agreement if the Limited Partner was admitted to the Partnership at that Closing.
8.11 Escrow Account and Subscription Account. The General Partner shall establish the Escrow Account and the Subscription Account. From the date to, but not including, the Initial Closing Date, all subscription funds shall be deposited in the Escrow Account. From and after the Initial Closing Date, except as provided in Section 8.12, all subscription funds shall be held by the Partnership in the Subscription Account until the General Partner either accepts or rejects the subscription as described below.
On the Initial Closing Date, all Gross Offering Proceeds then held in the Escrow Account with respect to Units purchased by any Person admitted to the Partnership on the Initial Closing Date, together with interest earned, if any, shall be released to the Partnership. The Partnership shall pay the interest to the Limited Partners based on the amounts of their respective subscriptions and the number of days that those amounts were held in the Escrow Account within at least 60 days after the Initial Closing Date. Subscription funds deposited by any Person whose subscription is rejected by the General Partner shall be promptly returned to that Person, together with interest earned, if any, and without deduction for any fees. In no event shall any Gross Offering Proceeds be held in the Escrow Account or the Subscription Account beyond the Offering Termination Date before either being released to the Partnership at a Closing or, if the Minimum Offering has not been achieved or the subscriber has been rejected as a Limited Partner by the General Partner, returned to the subscriber with interest earned, if any, and without deduction for any fees.

8.12 Separate Escrow Account for Residents of Iowa and Pennsylvania. Notwithstanding any provision to the contrary in this Agreement, subscription funds received from residents of Iowa and Pennsylvania shall be held in a separate Escrow Account by the Escrow Agent on the terms set forth in the Escrow Agreement, and shall not be used in computing the Minimum Offering. If subscriptions for 100,000 Units ($10 million) have been received and accepted by the Partnership, including the subscription funds of Iowa and Pennsylvania residents whose subscriptions have been accepted by the General Partner, the subscription funds of the Iowa and Pennsylvania residents whose subscriptions have been accepted shall be released from the Escrow Account to the Partnership, together with interest earned, if any, and those Iowa and Pennsylvania residents shall be admitted to the Partnership as Limited Partners. The Partnership shall pay the interest to the Pennsylvania and Iowa Limited Partners based on the amounts of their respective subscriptions and the number of days that those amounts were held in the Escrow Account within at least 60 days after the applicable Closing Date.
8.13 Partnership Capital
8.13(a). No Interest Paid on Capital Contributions. No Person shall be paid interest on the Person’s Capital Contribution, except interest earned on subscription funds deposited in an Escrow Account as provided in Sections 8.11 and 8.12.
8.13(b). No Limited Partner Right to Withdraw. In addition to the redemption of the Original Limited Partner’s Units, the Partnership may Redeem Units presented by Limited Partners for Redemption pursuant to Section 13.5 in the General Partner’s sole discretion. No Limited Partner shall have the right to otherwise withdraw or receive any return of the Limited Partner’s Capital Contribution except as specifically provided in this Agreement, and no Capital Contribution shall be returned by the Partnership to any Limited Partner in the form of any property other than cash.
8.13(c). No Limited Partner Priority. Except as otherwise specifically provided in this Agreement, no Limited Partner shall have priority over any other Limited Partner as to:
(i)	the return of the Limited Partner’s Capital Contribution or Capital Account;

(ii)	the Limited Partner’s share of Income and Losses; or

(iii)	the Limited Partner’s share of Distributable Cash.
8.13(d). No General Partner Personal Liability for Repayment. The General Partner and its Affiliates shall not have any personal liability for the repayment of the Capital Contribution of any Limited Partner.
8.14 Capital Accounts
8.14(a). Separate Capital Account. A separate Capital Account shall be established and maintained for the General Partner and for each Limited Partner.
8.14(b). General Partner’s Initial Capital Account. The Capital Account of the General Partner initially shall be $1,000.
8.14(c). Limited Partner’s Initial Capital Account. The Capital Account of each Limited Partner initially shall be the Limited Partner’s Capital Contribution.
8.14(d). Increases to Capital Account. The Capital Account of each Partner shall be increased by:
(i)	the amount of any additional money contributed by the Partner to the Partnership;

(ii)	the fair market value of any property contributed by the Partner to the Partnership (net of liabilities secured by the contributed property that the Partnership is considered to assume under Code Section 752); and

(iii)	allocations to the Partner of Income (or items thereof), including but not limited to items of income and gain specially allocated pursuant to Section 11.2(f).
8.14(e). Decreases to Capital Account. The Capital Account of each Partner shall be decreased by:
(i)	the amount of money distributed to or on behalf of the Partner by the Partnership;

(ii)	the fair market value of any property distributed to or on behalf of the Partner by the Partnership (net of liabilities secured by the distributed property that the Partner is considered to assume under Code Section 752); and

(iii)	allocations to the Partner of Partnership Losses (or items thereof), including but not limited to items of loss and deduction specially allocated pursuant to Section 11.2(f).
8.14(f). General Partner’s Single Capital Account. For purposes of this Agreement, a General Partner who also owns Units as a Limited Partner shall have a single Capital Account that reflects both its General Partner and Limited Partner interests in the Partnership, regardless of the time or manner in which the interests were acquired.
8.14(g). General Partner’s Capital Account on Sales. If the Partnership Interest of a General Partner or a Unit is sold or otherwise transferred, the Capital Account of the transferor with respect to the Partnership Interest or the Unit transferred shall carry over to the transferee in accordance with Treas. Reg. Section 1.704-1(b)(2)(iv)(l). However, if the transfer causes a termination of the Partnership under Code Section 708(b)(1)(B), the Capital Account that carries over to the transferee shall be adjusted in accordance with the constructive contribution and liquidation rules under Treas. Reg. Section 1.708-1.
8.14(h). Section 754 Election. For any taxable year in which the Partnership has a Code Section 754 election in effect, the Capital Accounts shall be maintained in accordance with Treas. Reg. Section 1.704-1(b)(2)(iv)(m). The Partnership shall not be required to make any elections pursuant to Code Section 754.
8.14(i). Revaluation. Upon the occurrence of the events specified in Treas. Reg. Section 1.704-1(b)(2)(iv)(f), the Partners’ Capital Accounts shall be adjusted and thereafter maintained to reflect the revaluation of Partnership assets on the books of the Partnership in accordance with that Treasury Regulation and Treas. Reg. Sections 1.704-1(b)(2)(iv)(f) through (h).
8.14(j). Capital Accounts Maintained in Accordance with Treasury Regulations. Notwithstanding anything in this Agreement to the contrary, the Partners’ Capital Accounts shall at all times be maintained in the manner required by Treas. Reg. Section 1.704-1(b)(2)(iv), and any questions or ambiguities arising under this Agreement shall be resolved by reference to those Treasury Regulations. Further, those Treasury Regulations shall govern the maintenance of the Capital Accounts to the extent this Agreement does not provide for the treatment of a particular item. If Treas. Reg. Section 1.704-1(b)(2)(iv) does not provide for a particular item, the Capital Account adjustments shall be made in a manner that is consistent with the underlying economic arrangement of the Partners based, wherever practicable, on federal tax accounting principles.
8.15 Limitations on Additional Capital Contributions
8.15(a). Additional Capital Contributions of General Partner. The General Partner shall not be required to make any Capital Contribution in addition to its initial $1,000 Capital Contribution except pursuant to, and in accordance with, Section 14.2(c)(ii).
8.15(b). Additional Capital Contributions of Limited Partners. No Limited Partner shall be required to make any Capital Contribution in addition to the Capital Contribution required under Section 8.3(c).
8.16 Loans by Partners. Except as provided otherwise in Section 14.2(c)(ii), no loan by any Partner or any Affiliate of any Partner to the Partnership (including, without limitation, any Partnership Loan) shall constitute a Capital Contribution to the Partnership or increase the Capital Account balance of any Partner, but shall be treated, for all purposes, as Indebtedness of the Partnership payable or collectible only out of the assets of the Partnership in accordance with the terms and conditions on which the loan was made.
ARTICLE IX — POWERS, RIGHTS AND DUTIES OF GENERAL PARTNER
9.1 Extent of Powers and Duties
9.1(a). General. Except as expressly limited by the provisions of this Agreement, the General Partner shall have complete and exclusive discretion to manage and control the affairs and business of the Partnership and may employ all powers necessary, convenient or appropriate to carry out the purposes, conduct the business and exercise the powers of the Partnership.

The General Partner shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in the General Partner’s immediate possession or control.
9.1(b). Powers and Duties. Pursuant to the authority granted in this Section 9.1, and subject only to the limitations otherwise provided in this Agreement, the General Partner’s powers and duties shall include, but not be limited to, the following:
(i)	to acquire, invest in, purchase, own, hold, lease, re-lease, finance, refinance, borrow, loan, manage, maintain, operate, improve, upgrade, modify, exchange, assign, encumber, create and receive security interests in, pledge, sell, transfer or otherwise dispose of, and in all respects otherwise deal in or with, Investments and other tangible or intangible property (including securities, debt instruments, contract rights, lease rights, equity interests and, to the extent permitted by Section 9.1(b)(xviii), joint ventures), and to contract with others to do the same on behalf of the Partnership;

(ii)	to select and supervise the activities of any Equipment management agents for the Partnership;

(iii)	to assure the proper application of revenues of the Partnership;

(iv)	to maintain proper books of account for the Partnership and to prepare reports of operations and tax returns required to be furnished to the Partners pursuant to this Agreement or to taxing bodies or other governmental agencies, including Administrators, in accordance with applicable laws and regulations;

(v)	to enter into the Dealer-Manager Agreement with the Dealer-Manager to select Selling Dealers to offer and sell Units;

(vi)	to invest any and all funds held by the Partnership;

(vii)	to designate depositories of the Partnership’s funds, and establish the terms and conditions of the deposits and drawings on the deposits;

(viii)	without the Consent of a Majority Interest under Section 9.2(i), to enter into Financing Transactions and otherwise to borrow money or procure extensions of credit for the Partnership (except that neither the Partnership nor the General Partner shall borrow money solely for the purpose of making Cash Distributions during the Operating Period that the Partnership would otherwise be unable to make) and, in connection therewith, to execute, seal, acknowledge and deliver agreements, promissory notes, guarantees and other written documents evidencing Financing Transactions or constituting obligations or evidences of Indebtedness and to pledge, hypothecate, mortgage, assign, transfer or convey mortgages or security interests in Investments or any other assets of the Partnership as security for Financing Transactions;

(ix)	to hold all or any portion of the Investments and other assets of the Partnership in the name of one or more trustees, nominees, or other entities or agents of or for the Partnership;

(x)	to acquire and enter into any contract that the General Partner deems necessary or appropriate for the protection of the Partnership and (subject to Sections 9.2(b), 9.2(c) and 9.2(g)) the General Partner, for the conservation of Partnership assets, or for any other purpose convenient or beneficial to the Partnership;

(xi)	to employ agents, employees, managers, accountants, attorneys, consultants and other persons in the operation and management of the business of the Partnership including, but not limited to, Affiliates of the General Partner, supervisory managing agents, management agents, and lease, loan or securities brokers, on terms and for compensation as the General Partner shall determine, provided, however, that, with respect to services provided by the General Partner or its Affiliates, compensation for those services shall be limited as specifically set forth in this Agreement;

(xii)	to cause the Partnership to make or revoke any of the elections referred to in Sections 108, 732, 754 and 1017 of the Code or any similar provisions enacted in lieu of those elections;

(xiii)	to select as the accounting year for the Partnership the calendar year or any other fiscal year as may be permitted under the Code or approved by the IRS;

(xiv)	to determine the accounting method or methods to be used by the Partnership (the Partnership intends, at least initially to use the accrual method of accounting in maintaining its books and records) in accordance with the Code;

(xv)	to require in all Partnership obligations to any Person other than a Limited Partner, acting as a Limited Partner, that the General Partner shall not have any personal liability on those obligations, and that the person or entity contracting with the Partnership must look solely to the Partnership and its assets for satisfaction;

(xvi)	to invest the Gross Offering Proceeds and Net Offering Proceeds temporarily in short term, highly liquid investments where there is appropriate safety of principal, before the funds are used to make or acquire Investments;

(xvii)	to execute or sign, individually or jointly, a check or certificate on behalf of the Partnership;

(xviii)	to cause the Partnership to invest in a joint venture to own one or more Investments with any one or more Affiliated Programs if the General Partner determines, in its sole discretion, that:
(A)	doing so would be in the best interest of the Partnership and the Affiliated Program;

(B)	the Partnership and the Affiliated Program would have substantially identical investment objectives;

(C)	there would be no duplicate fees;

(D)	the compensation of the sponsor of the Affiliated Program would be substantially identical to the compensation of the General Partner from the Partnership;

(E)	the Partnership would have the right of first refusal to purchase any Investment jointly owned with the Affiliated Program that the Affiliated Program wishes to sell;

(F)	the respective investments in the Investment by the Partnership and the Affiliated Program would be on substantially the same terms and conditions; and

(G)	the joint venture would be entered into either for the purpose of effecting appropriate diversification for the Partnership and the Affiliated Program, or for the purpose of relieving the General Partner or its Affiliates from a commitment entered into pursuant to Section 9.2(b);
(xix)	to pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend or compromise, on any terms as it may determine and on any evidence as it deems sufficient, any obligation, suit, liability, cause of action or claim, including those relating to federal, state or local taxation, either in favor of or against the Partnership;

(xx)	to establish and maintain Reserves, and to increase or reduce the amounts of the Reserves, as it deems appropriate from time to time, but initially the Partnership’s Reserves shall not be less than an amount equal to approximately 1% of the Gross Offering Proceeds;

(xxi)	subject to Section 8.3, to do all things necessary or advisable, in its sole discretion, to effect the admission of the Limited Partners, including, but not limited to, registering the Units under the Securities Act and effecting the qualification of, or obtaining exemptions from the qualification of, the Units for sale with Administrators, and determining that the purchase of Units is a suitable and appropriate investment for each Limited Partner, based on information provided by each Limited Partner regarding his financial situation and investment objectives;

(xxii)	to enter into the Escrow Agreement on behalf of the Partnership and provide for compensation to the Escrow Agent that the General Partner deems reasonable under the circumstances, which compensation shall be an Organization and Offering Expense payable by the General Partner;

(xxiii)	to cause the Partnership to Redeem, or not Redeem, Units, in its sole discretion, if a Limited Partner requests the Partnership to Redeem a portion or all of the Limited Partner’s Units as provided in Section 13.5;

(xxiv)	to cause the Partnership to obtain and pay the premiums with respect to insurance policies covering all risks the General Partner deems reasonably necessary to protect the interests of the Partnership; provided that the General Partner, its Affiliates and their respective employees and agents may be named as additional insured parties under the insurance policies only if doing so does not increase the cost of premiums payable by the Partnership or if the additional cost, if any, is paid by the General Partner and its Affiliates; and provided further, that the Partnership shall not incur or assume the cost of any portion of any insurance which insures any party against any liability the indemnification of which is prohibited by Section 9.3(b);

(xxv)	during the Operating Period, but subject to the limitations and requirements of Section 11.1(b), to reinvest all or a substantial portion of the Partnership’s Distributable Cash in additional Investments;

(xxvi)	subject to Section 9.2(m), to enter into on behalf of the Partnership arrangements with itself or its Affiliates to provide services for the Partnership, if necessary, in addition to those provided for under this Agreement or the Origination and Servicing Agreement, which additional arrangements must meet the following criteria:
(A)	the compensation, price or fee charged for providing the services must be comparable and competitive with the compensation, price or fee of any other Person who is rendering comparable services or selling or leasing comparable goods and materials which could reasonably be made available to the Partnership;

(B)	the fees and other terms of the contract shall be fully disclosed to the Limited Partners; and

(C)	the General Partner or its Affiliate providing the services must be independently engaged in the business of providing those services to Persons other than Affiliates of the General Partner; and
(xxvii)	to take all actions and execute all documents and other instruments as the General Partner may deem necessary, convenient or advisable to accomplish or further the purposes or objectives of the Partnership or to protect and preserve Partnership assets.
9.1(c). Delegation of Powers. Except as otherwise provided under this Agreement or by law, the General Partner may, in its sole discretion, delegate all or any of its duties under this Agreement to, and may elect, employ, contract or deal with, any Person, including any Affiliate of the General Partner. Provided, however, the delegation shall not relieve the General Partner of responsibility for any of its obligations or duties under this Agreement.
9.1(d). Reliance by Third-Parties. No Person dealing with the Partnership or its Investments or other assets, whether as assignee, lessee, purchaser, borrower, mortgagee, grantee or otherwise, shall be required to investigate the authority of the General Partner in selling, assigning, leasing, mortgaging, conveying or otherwise dealing with a portion or all of any Investments or other assets, nor shall any assignee, lessee, purchaser, mortgagee, grantee or other Person entering into a contract with the Partnership be required to inquire as to whether the approval of the Partners for the assignment, lease, sale, mortgage, transfer or other transaction has been first obtained. Any Person dealing with the Partnership shall be conclusively protected in relying on a certificate of authority or of any other material fact signed by the General Partner, or in accepting any instrument signed by the General Partner in the name and on behalf of the Partnership or the General Partner.
9.2 Limitations on the Exercise of Powers of General Partner. The General Partner shall have no power to take any action prohibited by this Agreement or by the Delaware Act. Furthermore, the General Partner shall be subject to Sections 9.2(a) through 9.2(m) in the administration of the Partnership’s business and affairs:
9.2(a). Investment Company Status. The General Partner shall use its best efforts to assure that the Partnership is not deemed to be an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
9.2(b). Sales and Leases of Investments from or to the General Partner and its Affiliates. The Partnership shall neither purchase nor lease Investments from, nor sell or lease Investments to, the General Partner, any Affiliate of the General Partner or any Affiliated Program (including any Investment in which the General Partner or any of its Affiliates has an interest) except as provided in this Section 9.2(b). Notwithstanding the foregoing, the Partnership may purchase Investments from the General Partner or any of its Affiliates (but not including an Affiliated Program) if:
(i)	the General Partner determines, in its sole discretion, that making the Investment is in the best interests of the Partnership;

(ii)	the Investment is purchased by the Partnership at a Purchase Price that does not exceed the sum of:
(A)	the cost to the General Partner or the Affiliate of acquiring and holding the Investment (as determined under GAAP and as adjusted for any income received, capital or investment returned and reasonable and necessary expenses paid or incurred while holding the Investment); plus

(B)	any compensation to which the General Partner and any Affiliate of the General Partner is entitled to under this Agreement;
(iii)	there is no difference in the interest terms of any Indebtedness secured by the Investment at the time it is acquired by the General Partner or its Affiliate and the time the Investment is acquired by the Partnership, although there may be different interest terms if the applicable financing is provided through a different credit facility or different lender;

(iv)	neither the General Partner nor any Affiliate of the General Partner receives any other benefit, other than compensation permitted by this Agreement, as a result of the Partnership purchasing the Investment; and

(v)	at the time of transfer of the Investment to the Partnership, the General Partner or its Affiliate had held the Investment on a temporary or interim basis (generally not longer than 6 months) for the purposes of:
(A)	facilitating the acquisition of the Investment by the Partnership;

(B)	borrowing money or obtaining financing for the Partnership; or

(C)	any other lawful purpose related to the business of the Partnership.
9.2(c). Loans to or from the General Partner and its Affiliates. No loans may be made by the Partnership to the General Partner or any Affiliate of the General Partner. The General Partner or any Affiliate of the General Partner may loan or advance funds to the Partnership provided that:
(i)	any interest or other financing charges or fees payable by the Partnership in connection with the loan shall not exceed the lesser of the following:
(A)	the rate of interest and other amounts paid or payable by the General Partner or the Affiliate in connection with the loan (if the General Partner or the Affiliate borrowed money for the specific purpose of making the loan); or

(B)	the rate of interest and other amounts that would be charged to the Partnership (without reference to the General Partner’s or the Affiliate’s financial abilities or guarantees) by unrelated lending institutions on a comparable loan for the same purpose in the same geographic area (if neither the General Partner nor the Affiliate borrowed money to make the loan); and
(ii)	all payments of principal and interest on the loan must be due and payable within 12 months after the date on which the loan is made.
If the General Partner or any Affiliate of the General Partner purchases an Investment in its own name and with its own funds in order to facilitate the ultimate purchase of the Investment by the Partnership, the General Partner or the Affiliate, as the case may be, shall be deemed to have made a loan to the Partnership in the amount of the Purchase Price and shall be entitled to receive interest on that amount in accordance with clause (i) above.
However, any advances made by the General Partner or any Affiliate of the General Partner for the purpose of paying Organization and Offering Expenses shall not constitute a loan to the Partnership. Instead, those advances shall be reimbursed to the General Partner or the Affiliate (to the extent possible) from the General Partner’s Organization and Offering Expense Allowance, without interest, in accordance with, and to the extent provided in, Section 9.4(e).
9.2(d). No Exchange of Partnership Units for Investments. The Partnership shall not acquire any Investments in exchange for Units.
9.2(e). Roll-Ups. Any proposal that the Partnership enter into a Roll-Up shall require the Consent of a Majority Interest. Any proposed Roll-Up shall also be subject to the following:
(i)	An appraisal of all Partnership assets shall be obtained from a competent Independent Expert. If the appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity, the appraisal shall be filed with the Commission and applicable Administrators as an exhibit to the registration statement for the offering. Partnership assets shall be appraised on a consistent basis. The appraisal shall be based on an evaluation of all relevant information, and shall indicate the value of the Partnership’s assets as of a date immediately prior to the announcement of the proposed Roll-Up transaction. The appraisal shall assume an orderly liquidation of Partnership assets over a 12-month period. The terms of the engagement of the Independent Expert shall clearly state that the engagement is for the benefit of the Partnership and its Limited Partners. A summary of the independent appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to the Limited Partners in connection with a proposed Roll-Up transaction.

(ii)	The Person sponsoring the Roll-Up transaction shall offer to Limited Partners who vote “no” on the proposal the choice of:
(A)	accepting the securities offered in the proposed Roll-Up transaction; or

(B)	one of the following:
(1)	remaining as Limited Partners, and preserving their Units in the Partnership on the same terms and conditions as existed previously; or

(2)	receiving cash in an amount equal to the Limited Partners’ pro-rata share of the appraised value of the net assets of the Partnership.
(iii)	The Partnership shall not participate in any proposed Roll-Up transaction that would result in Limited Partners having voting rights which are less than those provided for under this Agreement. If the Roll-Up Entity is a limited partnership, the voting rights of Limited Partners shall correspond to the voting rights provided for in this Agreement to the greatest extent possible. If the Roll-Up Entity is a corporation, then the democracy rights of Limited Partners shall correspond to the democracy rights provided for in this Agreement to the greatest extent possible.

(iv)	The Partnership shall not participate in any proposed Roll-Up transaction that includes provisions which would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the entity). The Partnership shall not participate in any proposed Roll-Up transaction that would limit the ability of a Limited Partner to exercise the voting rights of the securities of the Roll-Up Entity on the basis of the number of Units held by that Limited Partner.

(v)	The Partnership shall not participate in any proposed Roll-Up transaction in which Limited Partners’ rights of access to the records of the Roll-Up Entity will be less than those provided for under this Agreement.

(vi)	The Partnership shall not reimburse the sponsor of a proposed Roll-Up for the costs of its proxy contest, nor bear any other costs of the transaction if the Roll-Up is not approved by a Majority Interest.
9.2(f). No Exclusive Listings. No exclusive listing for the sale of Investments, or of any other Partnership assets, shall be granted to the General Partner or any Affiliate of the General Partner.

9.2(g). Other Transactions Involving the General Partner and its Affiliates. Except as specifically permitted by this Agreement and the Origination and Servicing Agreement, the Partnership shall not enter into any agreements, contracts or arrangements with the General Partner, any Affiliate of the General Partner or any Affiliated Program not otherwise discussed in this Agreement or the Prospectus.
Except as permitted by Section 9.4, the General Partner and its Affiliates shall not receive, directly or indirectly, a commission or fee in connection with the reinvestment of Distributable Cash in new Investments.
Neither the General Partner nor any of its Affiliates may receive any rebates or “give-ups,” nor may the General Partner or any of its Affiliates participate in any reciprocal business arrangements that could have the effect of circumventing any of the provisions of this Agreement.
9.2(h). Payments to Investor Advisors. Neither the General Partner nor any Affiliate of the General Partner shall, directly or indirectly, pay or award any commissions or other compensation to any Person engaged by a potential investor as an investment advisor as an inducement to such Person to advise the potential investor concerning the Units. Provided, however, this Section 9.2(h) shall not prohibit the payment to any such Person of the Dealer-Manager Fees, Sales Commissions, and Due Diligence Expenses in accordance with the terms of this Agreement and the Dealer-Manager Agreement.
9.2(i). Sale of All or Substantially All Assets; Dissolution. During the Operating Period, the General Partner may not dissolve the Partnership or sell or otherwise dispose of all or substantially all of the assets of the Partnership without the Consent of a Majority Interest.
9.2(j). No Investments in or Underwriting of Interests of Other Programs. The Partnership shall not invest in or underwrite the equity interests of any other Program; provided, however, that nothing in this Agreement shall preclude the Partnership from making investments in joint ventures to the extent and in the manner provided in Section 9.1(b)(xviii).
9.2(k). Use of Partnership’s Assets. The General Partner shall not employ, nor permit any other Person to employ, the Partnership’s funds or assets in any manner except for the exclusive benefit of the Partnership. In addition, the Partnership shall not invest from time to time more than 30% of its funds and assets, including but not limited to Capital Contributions and the proceeds of Financing Transactions then available for investment, in Secured Loans.
9.2(l). Fiduciary Duty to Limited Partners. Neither the General Partner nor any Affiliate shall permit a Limited Partner to contract away the fiduciary duty owed to the Limited Partner by the General Partner or its Affiliates under Delaware law and, to the extent applicable, common law.
9.2(m). Contracts for Goods and Services. All services or goods for which the General Partner or any of its Affiliates are to receive compensation that are not otherwise described or specifically authorized in this Agreement or the Origination and Servicing Agreement shall be subject to the following provisions:
(i)	a written contract shall precisely describe the services to be rendered and all compensation to be paid;

(ii)	the contract may be modified only by a Majority vote of the Limited Partners, and the contract shall contain a clause allowing its termination without penalty by a Majority vote of the Limited Partners on 60 days’ notice to the General Partner or its Affiliates, as the case may be;

(iii)	the compensation, price or fee charged for providing the services must be comparable and competitive with the compensation, price or fee of any other Person who is rendering comparable services or selling or leasing comparable goods and materials which could reasonably be made available to the Partnership;

(iv)	the fees and other terms of the contract shall be fully disclosed to the Limited Partners; and

(v)	the General Partner or its Affiliate must be independently engaged in the business of providing the services to Persons other than Affiliates of the General Partner and at least 75% of its gross revenue from providing the services must be derived from other than the General Partner or its Affiliates.

9.3 Limitation on Liability of General Partner and its Affiliates; Indemnification. Any amounts payable pursuant to this Section 9.3 shall be recoverable solely out of the assets of the Partnership and not from the Limited Partners.
9.3(a). Limitation on General Partner’s Liability. Neither the General Partner nor any Affiliate of the General Partner shall have any liability to the Partnership or to any Limited Partner for any loss suffered by the Partnership or the Limited Partners that arises out of any action or inaction of the General Partner or its Affiliates if:
(i)	the General Partner and its Affiliates determined in good faith that the course of conduct was in the best interest of the Partnership;

(ii)	the General Partner and its Affiliates were acting within the scope of authority on behalf of, or performing services for, the Partnership; and

(iii)	the course of conduct did not constitute negligence or misconduct of the General Partner or its Affiliates.
9.3(b). Indemnification of General Partner. The General Partner and its Affiliates shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses, and amounts paid in settlement of any claims sustained by them in connection with the Partnership, provided that:
(i)	the General Partner and its Affiliates determined in good faith that the course of conduct that caused the loss or liability was in the best interest of the Partnership;

(ii)	the General Partner and its Affiliates were acting within the scope of authority on behalf of, or performing services for, the Partnership; and

(iii)	the course of conduct was not the result of negligence or misconduct of the General Partner or its Affiliates.
9.3(c). Securities Act Liability. Notwithstanding the above, the General Partner and its Affiliates, including the Dealer-Manager, and any Person acting as a broker/dealer, including the Selling Dealers, shall not be indemnified by the Partnership for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless:
(i)	there has been a successful adjudication on the merits of each count involving securities law violations as to the particular indemnitee and a court of competent jurisdiction has approved indemnification of the litigation costs; or

(ii)	the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee and a court of competent jurisdiction has approved indemnification of the litigation costs; or

(iii)	a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and a court of competent jurisdiction has found that indemnification of the settlement and related costs should be made.
In any claim for indemnification for federal or state securities law violations, the party seeking indemnification shall apprise the court of the position of the Commission and, if a position be taken by it, the Administrator in any jurisdiction in which Units have been sold, with respect to the issue of indemnification for securities law violations before seeking the court’s approval for the indemnification.
9.3(d). Insurance. The Partnership shall not incur the cost of that portion of any insurance which insures any party against any liability the indemnification of which is prohibited in this Agreement; provided, however, that with respect to public liability insurance obtained by the Partnership in connection with any Investment or operations of the Partnership, the General Partner shall be permitted to add itself and its Affiliates as an additional insured thereunder so long as and to the extent that the General Partner pays for any incremental premium costs resulting from their being added as an additional insured.
For purposes of this Section 9.3, “public liability insurance” shall include insurance that would cover damage to property or personal injury to non-affiliated Persons incurred during the performance of services related to the Partnership and its operations.

9.4 Compensation of General Partner and its Affiliates. Neither the General Partner nor any of its Affiliates shall receive any compensation except in accordance with this Section 9.4, Section 9.1(b), Section 9.2(m), Section 14.2, and Section 15.9.
9.4(a). Allocations and Distributions. The General Partner shall be entitled to receive the allocations and distributions provided in Article XI and Article XIV with respect to its Partnership Interest.
9.4(b). Dealer-Manager Fees. Dealer-Manager Fees shall be paid by the Partnership to the Dealer-Manager for each Unit sold, but no Dealer-Manager Fee shall be payable by the Partnership for any Units sold to any Person at the Distribution Investment Unit Price.
9.4(c). Sales Commissions. Sales Commissions shall be paid by the Partnership to the Dealer-Manager, all of which the Dealer-Manager will reallow to the Selling Dealers for the respective Units sold by each of them at the Gross Unit Price, but no Sales Commissions shall be payable by the Partnership for any Units sold at a Net Unit Price or the Distribution Investment Unit Price.
9.4(d). Due Diligence Expenses. Due Diligence Expenses shall be paid by the Partnership to the Dealer-Manager, all of which the Dealer-Manager will reallow to the Selling Dealers for the respective Due Diligence Expenses incurred by each of them; provided that no Due Diligence Expenses shall be payable by the Partnership to the Dealer-Manager for any Units sold to the General Partner and its Affiliates, any Units sold through the officers and directors of the General Partner, or any Units sold to any Person at the Distribution Investment Unit Price.
9.4(e). Organization and Offering Expense Allowance. The Partnership shall pay, immediately following each Closing Date, the Organization and Offering Expense Allowance to the General Partner without deduction for Dealer-Manager Fees, Sales Commissions and Due Diligence Expenses payable by the Partnership. The General Partner shall bear any Organization and Offering Expenses incurred by the General Partner or its Affiliates (including, without limitation, the Dealer-Manager) in excess of the Organization and Offering Expense Allowance.
9.4(f). Acquisition Fees and Acquisition Expenses. In connection with any Investment, the Partnership shall pay to the General Partner, for services rendered in connection with acquiring the Investment, an Acquisition Fee equal to the difference (to the extent greater than zero) between:
(i)	2% of the Purchase Price paid by the Partnership for any Investment (which Purchase Price shall be determined for purposes of this Section 9.4(f) only, by excluding the General Partner’s Acquisition Fee as calculated under this Section 9.4(f), but including the General Partner’s and its Affiliates’ Acquisition Expenses related to the Investment and all other components of the Purchase Price as that term is defined in this Agreement); and

(ii)	the aggregate amount of Acquisition Fees paid by or on behalf of the Partnership to any other Person in connection with the Investment.
Provided, however, that:
(i)	no Acquisition Fees shall be paid by, or on behalf of, the Partnership to any finder or broker that is an Affiliate of the General Partner except to the extent permitted by this Section 9.4(f);

(ii)	Acquisition Fees shall include Acquisition Expenses, except that for purposes of this Section 9.4 fees payable to finders or brokers that are not Affiliates of the General Partner that are otherwise included within Acquisition Fees shall be treated as an expense of the Partnership payable as provided in Section 9.4(j) and shall not be treated as Acquisition Fees or Acquisition Expenses except for purposes of determining the Purchase Price of the Investment;

(iii)	the Partnership shall not pay any Acquisition Fees, fees payable to finders or brokers that are not Affiliates of the General Partner, or other Front-End Fees, or any part thereof, that would cause the Partnership’s Investment in Equipment (including Equipment that at any time is subject to, or is the collateral for, Leases or Secured Loans) to be less than the greater of:

(A)	80% of the Partnership’s Gross Offering Proceeds from the sale of Units, reduced by .0625% for each 1% of Indebtedness encumbering the Partnership’s Investments; or

(B)	75% of the Partnership’s Gross Offering Proceeds.
To calculate the percentage of Indebtedness encumbering the Partnership’s Investments, the aggregate amount of the Indebtedness shall be divided by the aggregate Purchase Price (without deduction for Front-End Fees) paid for all Investments. The quotient so calculated shall be multiplied by .0625% to determine the percentage to be deducted from 80%. Where the Partnership purchases an Investment from the General Partner or one of its Affiliates pursuant to Section 9.2(b) for a Purchase Price that includes the amount of an Acquisition Fee, the Acquisition Fee shall be deemed paid under this Section 9.4(f) and there shall be no duplicate payment of the Acquisition Fee; and
(iv)	the General Partner and its Affiliates shall not receive reimbursement of their Acquisition Expenses from the Partnership other than indirectly through their receipt of the Purchase Price or the related Acquisition Fee of an Investment or as otherwise provided in Section 9.4(j).
9.4(g). Management Fees. For management services rendered, the Partnership shall pay the Management Fees to the General Partner or its designated Affiliate each month during the Operating Period, but only after Distributable Cash in an amount sufficient to pay any accrued Unpaid Cumulative Return in that month has been either distributed or added to Reserves to be distributed later in that month.
To the extent that the Partnership’s Distributable Cash in any month is insufficient to distribute any accrued Unpaid Cumulative Return in that month and pay the Management Fees for that month, the payment of the Management Fees shall be deferred and paid, without interest, in the next following month in which the Partnership generates sufficient Distributable Cash to pay the Management Fees and distribute any accrued Unpaid Cumulative Return. Reserves established for distributing Unpaid Cumulative Returns as set forth in the first sentence of this Section 9.4(g) shall not be used for any other purpose.
9.4(h). Subordinated Remarketing Fees. For services rendered in connection with the sale of any Investment, the Partnership shall pay the applicable Subordinated Remarketing Fee to the General Partner; provided that:
(i)	no Subordinated Remarketing Fee shall be paid before Payout; and

(ii)	the General Partner shall not be entitled to receive that portion of any Subordinated Remarketing Fee that would cause the total commissions paid to all Persons in connection with the sale of the Investment to exceed a fee for their services that is reasonable, customary and competitive in light of the size, type and location of the Investment. After Payout, any and all Subordinated Remarketing Fees previously earned by the General Partner shall be paid by the Partnership, without any interest, before any other distributions are made by the Partnership to the Partners.
9.4(i). Re-Leasing Fee. For services rendered, the Partnership shall pay the applicable Re-Leasing Fee to the General Partner in connection with the re-lease of Equipment; provided that the following conditions are met:
(i)	the General Partner has maintained adequate staff to provide re-leasing services;

(ii)	the fee shall be paid as each rental payment is made over the term of the Lease;

(iii)	no fee shall be paid or reimbursed where the Equipment is re-leased to the previous lessee or its Affiliates;

(iv)	the General Partner or its Affiliates shall have rendered substantial re-leasing services in connection with the re-lease; and

(v)	the General Partner or its Affiliates have been paid Management Fees that month for rendering management services.

9.4(j). Partnership Expenses.
(i)	Except as otherwise provided in this Section 9.4(j), Partnership expenses other than those reimbursed in accordance with Sections 9.4(b) through (i) of this Section 9.4 shall be billed directly to and paid by the Partnership.

(ii)	Subject to clause (iv), the General Partner and its Affiliates may be reimbursed for the actual cost of goods, materials and services used for or by the Partnership and obtained by it or them from non-Affiliates of the General Partner.

(iii)	Subject to clause (iv), the General Partner and its Affiliates shall be reimbursed for the administrative services reasonably necessary, convenient or advisable, in the sole discretion of the General Partner, to the prudent operation of the Partnership (including, without limitation, legal, accounting, remarketing and agency expenses) provided that the reimbursement shall not exceed the lesser of:
(A)	its or their actual cost; or

(B)	the amount the Partnership would be required to pay to non-Affiliates for comparable administrative services in the same geographic location; and
provided, further, that there shall be no reimbursement for their services if the General Partner or its Affiliates are entitled to compensation in the form of a separate fee pursuant to other provisions of this Section 9.4.
(iv)	The General Partner and its Affiliates shall not be reimbursed by the Partnership for amounts expended by them with respect to the following:
(A)	salaries, fringe benefits, travel expenses or other administrative items incurred by or allocated to any Controlling Person of the General Partner or its Affiliates; or
(B)	rent, depreciation, utilities, capital equipment or, subject to clause (iii), other administrative items.
9.5 Other Interests of the General Partner and its Affiliates
9.5(a). General Partner’s Right to Pursue Other Activities. The General Partner shall be required to devote only such time to the affairs of the Partnership as the General Partner, in its sole discretion, determines in good faith to be necessary for the business and operations of the Partnership. The General Partner and its Affiliates may engage in, or possess an interest in, business ventures (other than the Partnership) of every kind and description, independently or with others, including, but not limited to, serving as sponsor or general partner of other Programs and participating in the equipment leasing or financing business, whether or not those business ventures are competitive with the business or Investments of the Partnership; provided, however, that the General Partner and its Affiliates may not offer for sale interests in another Program before the Offering Termination Date unless the other Programs have investment objectives that are different from the Partnership’s or the other Programs are Specified Equipment Programs.
The Partnership and the Limited Partners shall have no rights in or to the General Partner’s and its Affiliates’ independent ventures or the related income or profits resulting from them.
The General Partner and its Affiliates shall not be obligated to present any particular investment opportunity to the Partnership. The General Partner and its Affiliates shall have the right to invest in equipment, portfolios of equipment subject to existing equipment leases, equipment financing, in leasing and re-leasing opportunities, and Secured Loans on its or their own behalf or on behalf of other Programs. The General Partner and its Affiliates shall have the right, subject only to the provisions of Section 9.5(b), to take for their own account (individually or otherwise), or to recommend to any Affiliated Program, any particular investment opportunity.
9.5(b). Resolving Conflicts. Any conflicts in determining and allocating Investments between the General Partner and its Affiliated Programs, on the one hand, and the Partnership, on the other hand, shall be resolved by the Investment Committee, which will evaluate the suitability of all prospective Investments. If the Investments available from time to time to the Partnership and to other Affiliated Programs are less than the aggregate amount of the Investments then sought by them, an available Investment shall be allocated by the General Partner to an Affiliated Program (including the Partnership) after taking into consideration at least the following factors:
(i)	which Affiliated Program has been seeking Investments or reinvesting Cash Flow from its Investments for the longest period of time;

(ii)	whether the Affiliated Program has the cash required for the Investment;

(iii)	whether the amount of debt to be incurred with respect to the Investment is acceptable for the Affiliated Program;

(iv)	the effect the Investment would have on the Affiliated Program’s cash flow;

(v)	whether the Investment would further diversify, or unduly concentrate, the Affiliated Program’s Investments in a particular lessee, class or type of equipment, location, industry, etc.; and

(vi)	whether the term of the Investment is within the term of the Affiliated Program.
In the event of a conflict between two or more Affiliated Programs (including the Partnership) that are seeking to re-lease or sell similar equipment contemporaneously (except to the extent that the re-lease or sale is to the lessee, or an Affiliate of the lessee, from the Affiliated Program), the first opportunity to re-lease or sell equipment generally shall be allocated to the Affiliated Program (including the Partnership) attempting to re-lease or sell equipment that was subject to the lease that expired first or, if two or more leases expired simultaneously, the lease that was the first to take effect; provided, however, that the General Partner may, in its sole discretion, provide opportunities to re-lease or sell equipment otherwise if the equipment is subject to remarketing commitments. Notwithstanding anything to the contrary provided in this Section 9.5, the General Partner may allocate an opportunity in any other manner it determines, in its sole discretion if there are other circumstances, in the General Partner’s judgment, under which withholding the opportunity from an Affiliated Program (including the Partnership) would be inequitable or not economically feasible for that particular Affiliated Program.
If the financing available from time to time to two or more Affiliated Programs (including the Partnership) is less than the aggregate amount then sought by them, the available financing generally shall be allocated to the Affilliated Program that has been seeking financing for the longest period of time.
ARTICLE X — POWERS AND LIABILITIES OF LIMITED PARTNERS
10.1 Absence of Control Over Partnership Business. The Limited Partners hereby consent to the exercise by the General Partner of the powers conferred on the General Partner by this Agreement. No Limited Partner shall have any of the following rights:
(i)	the right to participate in or have any control over the Partnership’s business;

(ii)	the right or authority to act for, or to bind or otherwise obligate, the Partnership (except if the Limited Partner also is a General Partner, and then only in its capacity as a General Partner);

(iii)	the right to have the Partnership dissolved and liquidated, except as provided in Section 16.2 through the Consent or vote of the Majority Interest of the Limited Partners; or

(iv)	the right to have all or any part of the Limited Partner’s Capital Contribution or Capital Account returned, except as provided in this Agreement.
10.2 Limited Liability. The liability of each Limited Partner, in his capacity as a Limited Partner, shall be limited to the amount of the Limited Partner’s Capital Contribution and pro rata share of any undistributed Income, Cash Flow and other assets of the Partnership. Except as may otherwise be required by law or by this Agreement, after a Limited Partner pays his entire Capital Contribution to the Partnership as set forth on his Subscription Agreement for the purchase of his Units, the Limited Partner shall not:
(i)	have any further obligations to the Partnership;

(ii)	be subject to any additional Assessment; or

(iii)	be required to make any additional Capital Contribution to, or to loan any funds to, the Partnership.
ARTICLE XI — DISTRIBUTIONS AND ALLOCATIONS
11.1 Distribution of Distributable Cash
11.1(a). Prior to the Admission of Limited Partners. Prior to the admission to the Partnership of any Limited Partners, distributions of Distributable Cash shall be made 1% to the General Partner and 99% to the Original Limited Partner.
11.1(b). After Admission to the Partnership. Beginning with the admission to the Partnership of any Limited Partner on the Initial Closing Date, and continuing during the Operating Period, provided that sufficient Distributable Cash is available, in the General Partner’s sole discretion, the General Partner shall distribute Distributable Cash to the Partners in the following order of priority:
(i)	first, 1% to the General Partner and 99% to the Limited Partners in an amount that:
(A)	is equal to the Limited Partners’ Unpaid Cumulative Return; and

(B)	includes an amount of Distributable Cash resulting from Sales and refinancings of the Partnership’s Investments, if any, sufficient for the Limited Partners to pay their federal, state and local income taxes resulting from those Sales, assuming the Limited Partners are in a 30% tax bracket; and
(ii)	thereafter, to investment and reinvestment in Investments or, if the General Partner elects in its sole discretion not to invest or reinvest Distributable Cash, 1% to the General Partner and 99% to the Limited Partners.
Distributions of Distributable Cash shall be made to the Partners monthly. Subject to Section 11.1(b), the amount of each monthly distribution shall be determined by the General Partner, in its sole discretion, based on the amount of the Partnership’s then available Distributable Cash and other funds of the Partnership and the General Partner’s estimate of the Partnership’s total Distributable Cash for the Fiscal Year.
11.1(c). No Reinvestments After Closing of the Operating Period. After the Operating Period and during the Maturity Period, no Distributable Cash shall be reinvested in additional Investments. All Distributable Cash shall be distributed 1% to the General Partner and 99% to the Limited Partners.
11.2 Allocations of Income and Loss
11.2(a). Deductions for Each Fiscal Year. The Income and Loss of the Partnership shall be determined for each Fiscal Year or Fiscal Period.
11.2(b). Proportionate Part. Except as otherwise provided in this Agreement, whenever a proportionate part of the Partnership’s Income or Loss is allocated to a Partner, every item of income, gain, loss, deduction or other tax item entering into the computation of the Income or Loss, or arising from the transactions with respect to which the Income or Loss was realized, shall be allocated to the Partner in the same proportion.
11.2(c). Operating Period. Income for any Fiscal Period during the Operating Period shall be allocated 1% to the General Partner and 99% to the Limited Partners.
11.2(d). Maturity Period. Income for any Fiscal Period during the Maturity Period shall be allocated to the Partners as follows:
(i)	first, to the Partners in proportion to and to the extent of the deficit balances, if any, in their respective Capital Accounts; and

(ii)	thereafter, 1% to the General Partner and 99% to the Limited Partners.

11.2(e). Losses. Losses for any Fiscal Period shall be allocated to the Partners as follows:
(i)	first, 1% to the General Partner and 99% to the Limited Partners until the Limited Partners have been allocated Losses equal to the excess, if any, of their aggregate Capital Account balances over their aggregate Adjusted Capital Contributions;

(ii)	next, to the Partners in proportion to and to the extent of their respective remaining positive Capital Account balances, if any; and

(iii)	thereafter, 1% to the General Partner and 99% to the Limited Partners;
provided, however, that if and to the extent that an allocation of Losses to any Limited Partner pursuant to this subsection (e) or subsection (f), below, would result in any Limited Partner having an Adjusted Capital Account Deficit, the Losses shall be allocated to all other Partners in accordance with this subsection (e) and, when no Limited Partner can be allocated any Losses without violating the limitation contained in this proviso, the remaining Losses shall be allocated to the General Partner.
11.2(f). Special Allocations. The following special allocations shall, except as otherwise provided, be made prior to allocations in Sections 11.2(a) through (e) in the following order:
(i)	Minimum Gain Charge-Back. Notwithstanding any other provision of this Article XI, if there is a net decrease in Partnership Minimum Gain or in any Partner Nonrecourse Debt Minimum Gain during any Fiscal Period, before any other allocation under this Article XI each Partner shall be specially allocated items of Partnership Income and gain for the Fiscal Period (and, if necessary, subsequent Fiscal Periods) in an amount and manner required by Treas. Reg. Sections 1.704-2(f) and 1.704-2(i)(4) or any successor provisions. The items to be so allocated shall be determined in accordance with Treas. Reg. Section 1.704-2(j)(2) or any successor provision.

(ii)	Partnership Nonrecourse Deductions. Partnership Nonrecourse Deductions for any Fiscal Period shall be allocated 99% to the Limited Partners and 1% to the General Partner.

(iii)	Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any Fiscal Period shall be allocated to the Partner who made or guaranteed or is otherwise liable with respect to the loan to which the Partner Nonrecourse Deductions are attributable in accordance with the principles of Treas. Reg. Section 1.704-2(i) or any successor provision.

(iv)	Qualified Income Offset. If in any Fiscal Period, any Partner has an Adjusted Capital Account Deficit, whether resulting from an unexpected adjustment, allocation or distribution described in Treas. Reg. Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) or otherwise, the Partner shall be allocated items of Partnership Income (consisting of a pro rata portion of each item of Partnership Income for the Fiscal Period) sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible, to the extent required by that Treasury Regulation. It is the intention of the parties that this allocation provision constitute a “qualified income offset” within the meaning of Treas. Reg. Section 1.704-1(b)(2)(ii)(d).

(v)	Curative Allocations. The special allocations provided for in Section 11.2(e) and in Sections 11.2(f)(i) through (iv) are intended to comply with Treas. Reg. Sections 1.704-1 and 1.704- 2. To the extent that any of those special allocations have been made, subsequent allocations of Income, Loss and items thereof (“curative allocations”) shall be made as soon as possible and in a manner so as to cause, to the extent possible without violating the requirements of Treas. Reg. Sections 1.704-1 and 1.704-2, the Partners’ Capital Account balances to be as nearly as possible in the same proportions in which they would have been had the special allocations not occurred. In making these curative allocations, due regard shall be given to the character of the Income and Loss and items thereof that were originally allocated under the provisions of Section 11.2(e) and Sections 11.2(f)(i) through (iv) in order to put the Partners as nearly as possible in the positions in which they would have been had those special allocations not occurred.
11.2(g). Misallocated Items. If the General Partner determines, after consultation with Counsel, that the allocation of any item of Income or Loss is not specified in this Article XI (an “unallocated item”), or that the allocation of any item of Income or Loss under this Article XI is clearly inconsistent with the Partners’ economic interests in the Partnership determined by reference to this Agreement, the general principles of Treas. Reg. Section 1.704-1(b) and the factors set forth in Treas. Reg.

Section 1.704-1(b)(3)(ii) (a “misallocated item”), then the General Partner may allocate the unallocated items, and reallocate the misallocated items, to reflect the Partners’ economic interests in the Partnership.
11.2(h). Special Allocation of State, Local and Foreign Taxes. Any state, local or foreign taxes imposed on the Partnership by reason of a Partner being a citizen, resident or national of a state, locality or foreign jurisdiction, including any item(s) of Income or Loss resulting therefrom, shall be specially allocated to that Partner.
11.2(i). Transactions with Partnership. If the adjusted basis of any property contributed by a Partner to the Partnership exceeds the fair market value of the property at the time of the contribution (the “built-in loss”), then, except as provided otherwise by Treasury Regulations, the built-in loss shall be taken into account only in determining the amount of the tax items allocated to the contributing Partner. In determining the amount of tax items allocated to the other Partners, the basis of the contributed property shall be treated as being equal to its fair market value at the time of the contribution. Subject to the foregoing, if, and to the extent that, any Partner is deemed to recognize any item of Income or Loss as a result of any transaction between the Partner and the Partnership pursuant to Code Sections 482, 483, 1272-1274, 7872 or any similar provision of the Code now or hereafter in effect, any corresponding Income or Loss or items thereof shall be allocated to the Partner who was charged with that item.
11.2(j). Fees and Commissions Paid to General Partner. It is the intent of the Partnership that any amount paid or deemed paid to the General Partner as a fee or other payment described in Section 9.4 shall be treated as a “guaranteed payment” or a payment to a partner not acting in his capacity as a partner pursuant to Section 707(c) of the Code to the extent possible. If a fee or payment is deemed to be a distribution to the General Partner, and not a guaranteed payment or a payment to a partner not acting in his capacity as a partner, the General Partner shall be allocated an amount of Partnership gross ordinary income equal to the payment.
11.2(k). Sales Commissions, Dealer-Manager Fees, Due Diligence Expenses, Acquisition Fees and Organization and Offering Expense Allowance. Sales Commissions, Dealer-Manager Fees, Due Diligence Expenses, Acquisition Fees and the Organization and Offering Expense Allowance shall be allocated 100% to the Limited Partners. Organization and Offering Expenses in excess of Sales Commissions, Dealer-Manager Fees, Due Diligence Expenses and the Organization and Offering Expense Allowance shall be allocated 100% to the General Partner.
11.2(l). Tax-Exempt Entities. Notwithstanding any other provision of this Agreement, if it is determined that the tax-exempt use property rules of Section 168(h)(6) of the Code apply to the Partnership, because one or more of the Partnership’s Limited Partners are tax-exempt entities (including non-U.S. persons as defined by the Code) so that a portion of the Partnership’s depreciation or cost recovery deductions are reduced, suspended or otherwise adversely affected, the resulting depreciation adjustments shall be specially allocated 100% to the Limited Partners that are tax-exempt entities (including non-U.S. persons as defined by the Code) to be shared among them in proportion to their respective number of Units unless otherwise allocated among them by this Agreement or the Code.
11.3 Distributions and Allocations Among the Limited Partners
11.3(a). In General. Except to the extent otherwise provided in this Agreement, all distributions of Distributable Cash and all allocations of Income and Loss and items thereof for any Fiscal Year or Fiscal Period shall be distributed or allocated, as the case may be, among the Limited Partners in proportion to their respective numbers of Units. Each distribution of Distributable Cash shall be made to the Limited Partners (or their respective assignees) of record as of the last day of the month next preceding the date on which the distribution is made.
11.3(b). Initial Year of Admission. All distributions of Distributable Cash and all allocations of Income and Loss or items thereof for any Fiscal Year in which any Limited Partners are admitted to the Partnership shall be allocated among the Limited Partners as follows:
(i)	first, the Operations and Sales of the Partnership shall be deemed to have occurred ratably over the Fiscal Year, irrespective of the actual results of Operations or Sales of the Partnership;

(ii)	second, all Income and Loss for the Fiscal Year shall be allocated among the Limited Partners in the ratio that the number of Units held by each Limited Partner multiplied by the number of days in the Fiscal Year that the Units were held by the Limited Partner bears to the sum of that calculation for all Limited Partners; and

(iii)	third, all monthly distributions of cash made to the Limited Partners under Section 11.1 shall be distributed among the Limited Partners in the ratio that the number of Units held by each Limited Partner multiplied by the number of days in the month preceding the month in which the distribution is made that the Units were held by the Limited Partner bears to the sum of that calculation for all Limited Partners. If the General Partner determines at any time that the sum of the monthly distributions made to any Limited Partner during or with respect to a Fiscal Year does not (or will not) properly reflect the Limited Partner’s share of the total distributions made or to be made by the Partnership for the Fiscal Year, the General Partner shall, as soon as practicable, make a supplemental distribution to the Limited Partner, or withhold from a subsequent distribution that otherwise would be payable to the Limited Partner, an amount that will cause the total distributions to the Limited Partner for the Fiscal Year to be the proper amount.
11.3(c). Transfer. In the event of a transfer of a Unit during a Fiscal Year in accordance with Article XIII, the transferor and transferee shall be allocated a ratable share of Income and Losses for the Fiscal Year based on the number of days in the Fiscal Year that each held the transferred Unit.
11.3(d). Before Admission. Each distribution made to a Limited Partner under Sections 11.1, 11.5 or 14.3, and any interest earned on a Limited Partner’s subscription funds while held in an Escrow Account before the admission of the Limited Partner to the Partnership and subsequently paid to the Limited Partner under Section 8.11, shall be applied as follows:
(i)	first, in reduction of the Limited Partner’s Unpaid Cumulative Return, to the extent thereof, as determined immediately before the distribution; and

(ii)	thereafter, in reduction of the Limited Partner’s Adjusted Capital Contribution, as determined immediately before the distribution.
11.4 Tax Allocations: Code Section 704(c); Revaluations.
11.4(a). Contribution of Property. In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, Income, Loss and items thereof with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of the property to the Partnership for federal income tax purposes and its initial Gross Asset Value.
11.4(b). Adjustments. In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to clause (ii) of Section 1.1(49) and Section 8.14, subsequent allocations of Income, Loss, and items thereof with respect to the asset shall take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Gross Asset Value in a manner consistent with the requirements of Proposed Treas. Reg. Section 1.704-3(a)(6) or the corresponding provision of any final or successor Treasury Regulations.
11.4(c). Elections. Any elections or other decisions relating to the allocations required by subsections (a) and (b), above, shall be made in a manner that reasonably reflects the purpose and intention of this Agreement. Allocations under this subsection (c) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Income or Losses under any provision of this Agreement.
11.5 Return of Uninvested Capital Contribution. If 100% of the Partnership’s Net Offering Proceeds has not been used to make Investments, committed to Reserves (to the extent Reserves have been established and maintained for the acquisition of Investments) or used to pay permitted Front-End Fees within 24 months from the date of the Prospectus, the amount of the uninvested Net Offering Proceeds shall be promptly distributed by the Partnership to the Limited Partners, pro rata based on their respective number of Units, as a return of capital, without interest.
Funds shall be deemed to have been committed to investment and need not be returned to the Limited Partners to the extent written agreements in principle, commitment letters, letters of intent or understanding, option agreements or any similar contracts are executed and not terminated during the applicable 24-month period described above, if the investments are ultimately consummated within a further period of 12 months.
Funds deemed committed which are not actually so invested within the 12 month period shall be promptly distributed, without interest, to the Limited Partners on a pro rata basis, as a return of capital, except that Investments using funds from Ohio Limited Partners must be completed within a three-month period or those funds must be returned to the Ohio Limited Partners.

11.6 No Distributions in Kind. Distributions in kind shall not be permitted except on dissolution and liquidation of the Partnership’s assets and then only to a liquidating trust established for the purpose of liquidating the assets transferred to it and distributing the net cash proceeds of the liquidation in cash to the Partners in accordance with the provisions of this Agreement.
11.7 Partnership Entitled to Withhold Taxes. The Partnership shall at all times be entitled to withhold or make payments to any governmental authority with respect to any federal, state, local or foreign tax liability of any Partner or former Partner arising as a result of the Partner’s participation in the Partnership. Each amount so withheld or paid shall be deemed to be a distribution for purposes of Article XI and Article XIV, as the case may be, to the extent the Partner is then entitled to a distribution. To the extent that the amount of withholdings or payments made with respect to any Partner exceeds the amount to which the Partner is then entitled as a distribution, the excess shall be treated as a demand loan, bearing interest at a rate equal to 12% per annum simple interest from the date of the payment or withholding until the excess is repaid to the Partnership either by deduction from any distributions subsequently payable to the Partner under this Agreement or earlier payment of the excess and interest by the Partner to the Partnership.
The excess withholdings or payments, together with interest thereon, shall, in any case, be payable not less than 30 days after demand therefor by the General Partner. However, the General Partner shall demand payment only if it determines that the Partner is not likely to be entitled to distributions within 12 months from the date of the withholding or payment by the Partnership in an amount sufficient to pay the excess and interest. If the payments referred to in this Section 11.7 are made on behalf of a Person who cannot be identified or located, the General Partner shall treat the payments as a distribution of Distributable Cash made 1% to the General Partner and 99% to the Limited Partners, provided that this deemed distribution shall not reduce the Limited Partners’ Unpaid Cumulative Return or Adjusted Capital Contribution under Section 11.3(d). Also, the withholdings and payments referred to in this Section 11.7 shall be made at the maximum applicable statutory rate under the applicable tax law unless the General Partner has received an opinion of Counsel, at the Partner’s expense, or other evidence, satisfactory to the General Partner, to the effect that a lower rate is applicable or that no withholding or tax payment is required.
ARTICLE XII — WITHDRAWAL OF GENERAL PARTNER
12.1 Voluntary Withdrawal. The General Partner may not voluntarily withdraw as a General Partner from the Partnership unless:
(i)	the Limited Partners have received 60 days’ advance written notice of the General Partner’s intention to withdraw;

(ii)	the Partnership has received an opinion of Counsel to the effect that the withdrawal will not constitute a termination of the Partnership or otherwise materially adversely affect the status of the Partnership for federal income tax purposes; and

(iii)	a Substitute General Partner has been selected, and the Substitute General Partner has:
(A)	consented to its admission as General Partner;

(B)	received the written Consent of a Majority Interest to its admission as General Partner; and

(C)	a Net Worth sufficient, in the opinion of Counsel, for the Partnership to continue to be classified as a partnership for federal income tax purposes and to satisfy the Net Worth requirements for “sponsors” under applicable laws, rules, regulations and policies of Administrators.
12.2 Involuntary Withdrawal. The General Partner shall be deemed to have involuntarily withdrawn as a General Partner from the Partnership on the removal of the General Partner pursuant to the Consent of the Majority Interest or on the occurrence of any other event that constitutes an event of withdrawal under the Delaware Act as then in effect. For purposes of this Section 12.2 and Article XVI, neither the General Partner nor any Affiliate of the General Partner may participate in any vote by the Limited Partners to involuntarily remove the General Partner.
12.3 Consequences of Withdrawal
12.3(a). Upon Withdrawal. On the withdrawal of the General Partner as such from the Partnership:

(i)	the Partnership shall pay to the withdrawn General Partner the fair market value of the Partnership Interest then held by the General Partner, calculated in the manner set forth in subsection (b), below, and payable as set forth in subsection (c), below; and

(ii)	an amount equal to the difference between any Management Fees and other fees accrued but not yet paid to the General Partner, plus all other amounts due and owing to the General Partner by the Partnership, minus any amounts due and owing by the General Partner to the Partnership, which shall be payable in cash within 30 days of the date of withdrawal, by the debtor party to the creditor party.
12.3(b). Determination of Fair Market Value. For purposes of this Section 12.3, the fair market value of the withdrawn General Partner’s Partnership Interest shall be determined, in good faith, by the withdrawn General Partner and the Substitute General Partner, or, if they cannot agree, by arbitration in accordance with the then current rules of the American Arbitration Association. The expense of arbitration shall be borne equally by the withdrawn General Partner and the Partnership, provided, however, that each party shall bear its own attorneys fees.
12.3(c). Method of Payment. The method of payment to the General Partner on withdrawal, whether voluntary or involuntary, must be fair and must protect the solvency and liquidity of the Partnership. When the withdrawal is voluntary, the method of payment will be presumed to be fair if it provides for a non-interest-bearing, unsecured promissory note of the Partnership, with principal payable, if at all, from distributions that the withdrawn General Partner otherwise would have received under the Partnership Agreement had the General Partner not withdrawn.
When the withdrawal is involuntary, unless otherwise agreed by the withdrawn General Partner and the Partnership, the method of payment shall be a promissory note providing for repayments of principal thereunder in 60 equal monthly installments, together with accrued but unpaid interest, bearing interest on the outstanding principal amount thereof at the lesser of:
(i)	the rate of interest (inclusive of any points or other loan charges) that the Partnership would be required to pay to an unrelated bank or commercial lending institution for an unsecured, 60 month loan of like amount; or

(ii)	the “Prime Rate” of interest published in the Money Rates section of the Wall Street Journal, plus 4%.
12.4 Liability of Withdrawn General Partner. If the business of the Partnership is continued after withdrawal of the General Partner, the General Partner, or its estate, successors or legal representatives, shall remain liable for all obligations and liabilities incurred by it or by the Partnership while it was acting in the capacity of General Partner and for which it was liable as General Partner, but they shall be free of any obligation or liability incurred on account of or arising from the activities of the Partnership from and after the time the withdrawal became effective.
12.5 Notice of Withdrawal; Admission of Substitute General Partner; Dissolution if No Substitute General Partner Approved. If the General Partner voluntarily withdraws from the Partnership, the General Partner, or its estate, successors or legal representatives, shall deliver to the Limited Partners a Notice that includes the effective date of its withdrawal. Within 90 days following a voluntary or involuntary withdrawal, a Majority Interest may agree in writing to continue the business of the Partnership and elect, effective as of the date of the withdrawn General Partner’s withdrawal, a Substitute General Partner. The Substitute General Partner shall execute a counterpart of this Agreement. If this action is not taken within 90 days following the date of the General Partner’s withdrawal, then the Partnership shall dissolve.
ARTICLE XIII — TRANSFER OF UNITS
13.1 Withdrawal of a Limited Partner. A Limited Partner may withdraw from the Partnership only by Assigning or Redeeming all Units owned by the Limited Partner in accordance with this Article XIII. The withdrawal of a Limited Partner shall not dissolve or terminate the Partnership. If a Limited Partner withdraws because of death, legal incompetence, dissolution or other termination, the estate, legal representative or successor of the Limited Partner shall be deemed to be the Assignee of the Limited Partner’s Units and may become a Substitute Limited Partner on compliance with the provisions of Section 13.3.

13.2 Assignment
13.2(a). Assignment by a Limited Partner. Subject to the provisions of subsections (b) and (c), below, and Section 13.3, any Limited Partner may Assign all or any portion of his Units to an Assignee if:
(i)	the Limited Partner and the Assignee each execute a written Assignment, which:
(A)	sets forth the terms of the Assignment;

(B)	in the case of Assignments other than by operation of law, states the intention of the Limited Partner that the Assignee shall become a Substitute Limited Partner and, in all cases, evidences the acceptance by the Assignee of all of the terms and provisions of this Agreement; and

(C)	includes a representation by both the Limited Partner and the Assignee that the Assignment was made in accordance with all applicable laws and regulations (including, without limitation, the minimum investment and investor suitability requirements as may then be applicable under state securities laws); and
(ii)	the Assignee pays to the Partnership an aggregate amount, not exceeding $150, for expenses reasonably incurred by the Partnership in connection with processing the Assignment.
13.2(b). General Partner Must Consent to the Withdrawal. Notwithstanding the foregoing, unless the General Partner specifically Consents, no Units may be Assigned:
(i)	to a minor or incompetent (unless a guardian, custodian or conservator has been appointed to handle the affairs of that Person);

(ii)	to any Person if, in the opinion of Counsel, the Assignment would result in the termination of the Partnership’s taxable year or its status as a partnership for federal income tax purposes, provided that the Partnership may permit the Assignment to become effective if and when, in the opinion of Counsel, the Assignment would no longer result in the termination of the Partnership’s taxable year or its status as a partnership for federal income tax purposes;

(iii)	to any Person if the Assignment, in the opinion of Counsel, would affect the Partnership’s existence or qualification as a limited partnership under the Delaware Act or the applicable laws of any other jurisdiction in which the Partnership is then conducting business;

(iv)	to any Person not permitted, in the opinion of Counsel, to be an Assignee under applicable law, including, without limitation, applicable federal and state securities laws;

(v)	if the Assignment would result in the transfer of less than 50 Units (unless the Assignment includes all of the Units owned by the Limited Partner);

(vi)	if the Assignment would result in the retention by the Limited Partner of a portion of his Units representing less than 50 Units; or

(vii)	if, in the opinion of Counsel, the effect of the Assignment would be to cause the “equity participation” in the Partnership by “benefit plan investors” (within the meaning of Department of Labor Reg. Section 2510.3-101(f)) and possibly other tax-exempt investors (as determined by the General Partner after consultation with Counsel) to equal or exceed 25% of the Partnership’s total outstanding Units.
Any attempt to make any Assignment of Units in violation of this Section 13.2(b) shall be without force or effect.
13.2(c). Publicly Traded Partnership Prohibition. So long as there are adverse federal income tax consequences from being treated as a “publicly traded partnership” for federal income tax purposes, in the opinion of Counsel, the General Partner shall not permit any interest in a Unit to be Assigned (including Redemptions of Units under Section 13.5) on a “Secondary Market.” For purposes of this Section 13.2(c), any Assignment that fails to meet one or more of the secondary market “safe-harbor” provisions of Treas. Reg. Section 1.7704-1 or any substitute safe-harbor provisions that subsequently may be established by Treasury Regulations or published notices, shall be treated as an Assignment on a Secondary Market under this Section 13.2(c).
If the General Partner determines, pursuant to an opinion of Counsel, that an Assignment was or will be effected on a Secondary Market, the Partnership and the General Partner shall not recognize the Assignment and shall not admit the transferee as a Substitute Limited Partner, nor recognize any rights of the transferee in the Partnership, such as the right to receive distributions of Distributable Cash or any interest in Partnership capital or profits. Each Limited Partner agrees to provide to the General Partner all information with regard to any Assignment by the Limited Partner, whether proposed or purportedly completed, that the General Partner deems necessary in order to determine whether the Assignment by the Limited Partner occurred or will occur on a Secondary Market.
13.2(d). Effectiveness of Assignment. Assignments made in accordance with this Section 13.2 shall be considered effective on the last day of the month on which all of the conditions of this Section 13.2 have been satisfied. Distributions to the Assignee shall begin the month following effectiveness of the Assignment.
13.3 Substitution
13.3(a). Condition on Substitution. An Assignee of a Limited Partner shall be admitted to the Partnership as a Substitute Limited Partner only if:
(i)	the General Partner has reasonably determined that all of the conditions specified in Section 13.2 have been satisfied and no adverse effect to the Partnership will result from the admission; and

(ii)	the Assignee has executed a transfer agreement and the other forms, including a power of attorney to the effect required by Article XVIII, as the General Partner reasonably may require to comply with this Article XIII.
13.3(b). Effect of Assignment Without Substitution. An Assignee of Units who does not become a Substitute Limited Partner in accordance with this Section 13.3 and who desires to make a further Assignment of his Units shall be subject to all of the provisions of Sections 13.2, 13.3 and 13.4 to the same extent and in the same manner as a Limited Partner desiring to make an Assignment of his Units. Failure or refusal of the General Partner to admit an Assignee as a Substitute Limited Partner, if the Assignment otherwise complies with Section 13.2, and subsection (c) thereof in particular, shall not affect the right of the Assignee to receive Distributable Cash and the share of Income or Losses to which his predecessor in interest would have been entitled in accordance with Article XI and Article XIV.
13.3(c). Amendment of Records. The Partnership shall amend its records at least once each calendar quarter to effect the substitution of Substitute Limited Partners.
13.4 Status of an Assigning Limited Partner. If a Limited Partner Assigns all of his Units to an Assignee who becomes a Substitute Limited Partner, the assignor Limited Partner shall cease to be a Limited Partner in the Partnership and shall no longer have any of the rights or privileges of a Limited Partner.
13.5 Limited Right of Presentment for Redemption of Units
13.5(a). Limited Right to Redeem Units. Subject to the limitations set forth below, beginning with the admission of a Limited Partner to the Partnership, each Limited Partner (other than the General Partner or its Affiliates if they own Units) may request that the Partnership Redeem, for cash, up to 100% of the Limited Partner’s Units. This right of presentment shall be subject to the limitations set forth below.
(i)	The Partnership shall be under no obligation to Redeem any Units of any Limited Partner and shall do so only with the prior Consent of the General Partner, which is in the sole discretion of the General Partner. In this regard, the General Partner may take into consideration the time of year during which a Redemption request is made, and the effect making a Redemption would have on the Partnership’s compliance with the 2% limitation described in clause (ii), below.

(ii)	The Partnership shall not, in any calendar year, Redeem Units that, in the aggregate with all Units otherwise transferred in that calendar year, would exceed 2% of the Partnership’s total capital or profits interests as of the last day of that year.

(iii)	No Reserves shall be established by the Partnership for the Redemption of Units. The availability of funds for the Redemption of any Unit shall be subject to the availability of sufficient Cash Flow. Furthermore, Units may be Redeemed only if the Redemption would not impair the capital or the Operations of the Partnership and would not result in the termination under the Code of the Partnership’s taxable year or its federal income tax status as a partnership, all as determined in the sole discretion of the General Partner.

(iv)	The Partnership may charge a reasonable administrative fee as determined by our general partner in its sole discretion.
13.5(b). Applicable Redemption Price. The Redemption price for a Limited Partner’s Units (the “Applicable Redemption Price”) will depend on when the Limited Partner presents his Units for Redemption and shall be determined as set forth below. If a Limited Partner presents his Units for Redemption:
(i)	during the Offering Period, the Redemption price will equal $89.50 per Unit for Units purchased by a Limited Partner at the Distribution Investment Unit Price, if any, and $93 per Unit for all other Units, less 100% of previous distributions paid to the Limited Partner per Unit;

(ii)	during the Operating Period, but after the Offering Period of the Offering, the Redemption price will equal $89.50 per Unit for Units purchased by a Limited Partner at the Distribution Investment Unit Price, if any, and $93 per Unit for all other Units, plus a 4% annual return for each full twelve-month period since the Limited Partner was admitted as a Limited Partner, less 100% of previous distributions paid to the Limited Partner per Unit; or

(iii)	during the Maturity Period, the Redemption price will equal the equity per Unit as set forth on the Partnership’s balance sheet in its most recent periodic report filed with the Securities and Exchange Commission before the Redemption request, less 100% of any distributions paid to the Limited Partner per Unit since the date of the balance sheet.
13.5(c). Procedure for Presentment. A Limited Partner desiring to have a portion or all of his Units Redeemed shall submit a written request to the General Partner on a form approved by the General Partner and duly signed by all owners on the books of the Partnership of the Units to be Redeemed. Redemption requests shall be deemed given on the earlier of the date they are:
(i)	personally delivered with receipt acknowledged; or

(ii)	mailed by certified mail, return receipt requested, postage prepaid, to the General Partner’s address set forth in this Agreement.
Requests arising from death, major medical expense and family emergency related to disability or a material loss of family income, collectively “Hardship Redemptions,” shall be treated as having been received at 12:01 A.M. EST on the day of receipt and all other Redemption requests shall be deemed received with the start of the business day during which received.
13.5(d). Priority of Redemption Requests. If the General Partner receives requests for the Partnership to redeem more Units than there are funds sufficient to redeem, the General Partner shall use its reasonable efforts to honor requests for Redemptions of Units with the same request date first as to Hardship Redemptions, second so as to provide liquidity for IRAs or Qualified Plans to meet required distributions and finally as to all other Redemption requests.
13.5(e). Notice and Closing of Redemption of Units. Redemption requests shall be accepted or rejected quarterly following the date on which the General Partner receives a written request from any Limited Partner to Redeem the Limited Partner’s Units, and the General Partner shall deliver a written notice to the Limited Partner (the “Notice”):
(i)	stating the number, if any, of the Units to be Redeemed; and

(ii)	if appropriate:
(A)	stating the date of the Redemption of the Units, which shall be a date within 30 days following the date of the Notice;

(B)	stating the Applicable Redemption Price with respect to the Units to be Redeemed; and

(C)	advising the Limited Partner that not less than 10 days before the Redemption date stated in the Notice (the “Delivery Date”) the Limited Partner must duly execute and deliver to the Partnership all transfer instruments and other documents requested by the Partnership to evidence the Redemption of the Units. In the General Partner’s discretion, these transfer instruments and documents may be prepared by the Partnership for execution by the Limited Partner and enclosed with the Notice.
On or before the Redemption date stated in the Notice, the Partnership shall pay the Applicable Redemption Price to the Limited Partner for each Unit Redeemed if:
(i)	all of the Limited Partner’s transfer instruments and other documents requested by the Partnership are duly executed and returned to the Partnership no later than the Delivery Date stated in the Notice; and

(ii)	the transfer instruments and other documents are in good order and acceptable to the General Partner, in its sole discretion.
13.5(f). Effect of Redemption. If all of the Units owned by a Limited Partner are Redeemed by the Partnership, then the Limited Partner shall cease to be a Limited Partner in the Partnership and shall no longer have any of the rights or privileges of a Limited Partner in the Partnership.
ARTICLE XIV — DISSOLUTION AND WINDING-UP
14.1 Events Causing Dissolution. The Partnership shall be dissolved on the happening of any of the following events (each a “Dissolution Event”):
14.1(a). Withdrawal of General Partner. The withdrawal of the General Partner, whether voluntarily or involuntarily, unless a Substitute General Partner has been admitted to the Partnership in accordance with Section 12.5.
14.1(b). Voluntary Dissolution. The voluntary dissolution of the Partnership either by:
(i)	the General Partner with the Consent of a Majority Interest;

(ii)	the Consent of a Majority Interest without action by the General Partner.

(iii)	the Sale of all or substantially all of the assets of the Partnership not constituting a Financing Transaction, but only with the vote or Consent of the Majority Interest;

(iv)	the expiration of the Partnership’s term as set forth in Section 7.1; or

(v)	any other event that causes the dissolution or winding-up of the Partnership under the Delaware Act.
14.2 Winding Up of the Partnership; Capital Contribution by the General Partner On Dissolution
14.2(a). Effectiveness of Dissolution. Dissolution of the Partnership shall be effective on the day on which the Dissolution Event occurs, but the Partnership shall not terminate until a certificate of termination has been filed in accordance with the Delaware Act and the assets of the Partnership have been distributed as provided in Section 14.3. Notwithstanding the dissolution of the Partnership as provided above, its business and the affairs of the Partners, as such, shall continue to be governed by this Agreement until the Partnership is terminated.
14.2(b). Liquidation. On dissolution of the Partnership, the General Partner (or any other Person effecting the winding-up) shall liquidate the assets of the Partnership and apply and distribute the proceeds as set forth in Section 14.3. Notwithstanding anything to the contrary contained in this Article XIV, if the General Partner (or any other Person effecting the winding-up) determines that an immediate sale of part or all of the Partnership assets would cause undue loss to the Partners, the General Partner (or any other Person effecting the winding-up), in order to avoid the loss, may, after having notified all of the Limited Partners, to the extent not then prohibited by law, defer liquidation of, and withhold from distribution for a reasonable time, any assets of the Partnership except those necessary to satisfy the Partnership’s debts and obligations.

14.2(c). Procedures on Liquidation. In connection with the dissolution of the Partnership:
(i)	all Income or Losses or items thereof, and all amounts required to be specially allocated for the period before final termination, shall be credited or charged, as the case may be, to the Partners in accordance with Article XI;

(ii)	if after all requirements of clause (i) of this Section 14.2(c) have been accomplished, the General Partner has a deficit balance in its Capital Account, then within 30 days the General Partner shall contribute the amount of the deficit balance to the Partnership as a Capital Contribution, provided that for this purpose, any payments made by the General Partner as co-signatory or guarantor of any Indebtedness of the Partnership that has not yet been reimbursed to the General Partner by the Partnership at the time of dissolution of the Partnership, and any amounts due and unpaid to the General Partner with respect to any Partnership Loans at the time of dissolution, shall be deemed to be Capital Contributions by the General Partner to the Partnership and any obligation of the Partnership to reimburse or repay those amounts to the General Partner shall then cease;

(iii)	the proceeds from Sales or other dispositions of all other assets of the Partnership shall be applied and distributed in liquidation of the Partnership as provided in Section 14.3; and

(iv)	the General Partner (or any other Person effecting the winding-up) shall file all certificates and other documents as may be required by the Delaware Act, the Code and any other applicable laws to terminate the Partnership.
14.2(d). Fees for Winding-Up. Whether the winding-up of the Partnership is effected by the General Partner or any other Person (whether selected by the Majority Interest or as required by law), either the General Partner or the other Person, as the case may be, shall be compensated for its services in connection therewith in an amount not in excess of the amount customarily paid to non-affiliated third-parties rendering similar services in respect of similar entities in the same geographic location.
14.3 Application of Liquidation Proceeds On Dissolution. Following the occurrence of any Dissolution Event, the proceeds of liquidation Sales and the Sale or other disposition of the other assets of the Partnership shall be applied as follows and in the following order of priority:
(i)	first, to the payment of creditors of the Partnership in the order of priority as provided by law, except obligations to Partners or their Affiliates;

(ii)	next, to setting up any Reserve that the General Partner (or any other Person effecting the winding-up) determines is reasonably necessary for any contingent or unforeseen liability or obligation of the Partnership or the General Partner; the Reserve may, in the sole discretion of the General Partner (or the other Person effecting the winding-up) be deposited with an escrow agent selected by it to be held in escrow for the purpose of disbursing the Reserve in payment of any of the aforementioned contingencies, and at the expiration of the period that the General Partner (or the other Person effecting the winding-up) deems advisable, to distribute the remaining balance as provided in subsections (iii) through (vi), below;

(iii)	next, to the payment of all obligations to the Partners in proportion to, and to the extent of, advances made by them to the Partnership under the provisions of this Agreement;

(iv)	next, to the payment of all reimbursements to which the General Partner and its Affiliates may be entitled under this Agreement;

(v)	next, to the Partners in proportion to and to, the extent of, the positive balances of their Capital Accounts; and

(vi)	thereafter, 1% to the General Partner and 99% to the Limited Partners.
14.4 No Recourse Against Other Partners. Each Limited Partner shall look solely to the assets of the Partnership for the return of, and any return on, the Limited Partner’s Capital Contribution (whether before or after a Dissolution Event). If, after the complete payment and discharge of all debts, liabilities and other obligations of the Partnership, the assets of the

Partnership are insufficient to provide the return of, or a return on, the Capital Contribution of any Limited Partner, the Limited Partner shall have no recourse against any other Limited Partner, the Partnership or the General Partner, except to the extent that the General Partner is obligated to make an additional Capital Contribution to the Partnership under Section 14.2.
ARTICLE XV — FISCAL MATTERS
15.1 Title to Property and Bank Accounts. Unless trustees, nominees or other agents are used as permitted under this Agreement, all Investments and other assets of the Partnership shall be held in the name of the Partnership or its subsidiaries. The funds of the Partnership shall be deposited in the name of the Partnership in any bank account or accounts as are designated by the General Partner, and withdrawals therefrom shall be made on the signature of the General Partner or any Person or Persons as may be designated in writing by the General Partner. The funds of the Partnership shall not be commingled with the funds of any other Person.
15.2 Maintenance of and Access to Basic Partnership Documents
15.2(a). Maintenance of Documents. The General Partner shall maintain at the General Partner’s principal office, on behalf of the Partnership, the following documents:
(i)	the Participant List;

(ii)	a copy of the certificate of limited partnership and all amendments thereto, together with executed copies of any powers of attorney under which the certificate or any amendment thereto has been executed;

(iii)	copies of this Agreement and any amendments hereto;

(iv)	copies of the audited financial statements of the Partnership for the three most recently completed Fiscal Years, including, in each case, the balance sheet and related statements of operations, cash flows and changes in Partners’ equity at or for those Fiscal Years, together with the reports of the Partnership’s independent auditors with respect thereto;

(v)	copies of the Partnership’s federal, state and local income tax returns and reports, if any, for its three most recently completed Fiscal Years;

(vi)	records as required by applicable tax authorities, including those specifically required to be maintained by “reportable transactions,” if so required of the Partnership; and
(vii) investor suitability records for Units sold for a period of six years.
15.2(b). Access to Records. Each Limited Partner and his designated representative shall be given access to the records specified in Section 15.2(a)(i) through (vi) and any other records of the Partnership that relate to the business affairs and financial condition of the Partnership, other than records under Section 15.2(a)(vii) relating to other Limited Partners, and may inspect the same and make copies of the same during normal business hours, subject to the following:
(i)	a reasonable copying charge;

(ii)	providing reasonable advance written notice to the General Partner that states the date and time of the intended visit and identifies with reasonable specificity the documents that the Limited Partner or his representative wishes to examine or copy; and

(iii)	in the case of copying the Participant List, compliance with Section 15.2(c).
15.2(c). Maintenance of Participant List. The General Partner shall mail a copy of the Participant List to any Limited Partner or his representative within 10 days of the Partnership’s receipt of the Limited Partner’s written request therefor and a check in payment of the reasonable copying charge permitted under Section 15.2(b)(i); provided that, in connection with any request for a copy of the Participant List, the Limited Partner shall provide the certification required in the penultimate sentence of Section 15.2(d).
15.2(d). General Partner’s Refusal to Provide Participant List. If the General Partner refuses or neglects to:

(i)	permit a Limited Partner or his representative to examine the Participant List at the General Partner’s principal office during normal business hours and with reasonable notice to the General Partner; or

(ii)	mail a copy of the Participant List to the Limited Partner or his representative as required by Section 15.2(c);
the General Partner shall be liable to the Limited Partner who requested the Participant List for the costs, including reasonable attorneys’ fees, incurred by the Limited Partner to compel production of the Participant List, and for the actual damages (if any) suffered by the Limited Partner by reason of the General Partner’s refusal or neglect.
It shall be a defense that the requesting Limited Partner failed or refused to provide the General Partner with the certification called for in the next sentence or that the actual purpose and reason for a request to inspect or copy the Participant List is to secure the Participant List or other information for the purpose of the sale, reproduction or other use thereof for a commercial purpose other than in the interest of the Limited Partner relative to the affairs of the Partnership. The General Partner shall require a Limited Partner requesting the Participant List to certify that the Participant List is not being requested for the purpose of the sale, reproduction or other use thereof for a commercial purpose unrelated to the Limited Partner’s interest in the Partnership or for any unlawful purpose. The remedies provided under this Section 15.2(d) to Limited Partners requesting to inspect or copy the Participant List are in addition to, and shall not in any way limit, other remedies available to Limited Partners under federal law or the laws of any state.
15.3 Financial Books and Accounting. The General Partner shall keep, or cause to be kept, complete and accurate financial books and records with respect to the business and affairs of the Partnership. Except to the extent otherwise required by the accounting methods adopted by the Partnership for federal income tax purposes, the books and records shall be kept on an accrual basis and all financial statements of the Partnership shall be prepared for each Fiscal Year in accordance with GAAP.
15.4 Fiscal Year. Except as may otherwise be determined from time to time by the General Partner (in a manner which is consistent with the Code and the Treasury Regulations thereunder or as consented to by the IRS), the Fiscal Year of the Partnership for both federal income tax and financial reporting purposes shall end on December 31 of each year.
15.5 Reports
15.5(a). Quarterly Reports. Within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the General Partner shall send to each Person who was a Limited Partner at any time during the Fiscal Quarter the following written materials:
(i)	a report containing the same financial information as is contained in the Partnership’s quarterly report on Form 10-Q filed with the Commission under the Securities Exchange Act of 1934, as amended;

(ii)	a detailed statement identifying any services rendered or to be rendered to the Partnership by the General Partner or any of its Affiliates and the compensation received therefor and summarizing the terms and conditions of any contract that was not filed as an exhibit to the Registration Statement; and the requirement for this statement shall not be circumvented by lump-sum payments to non-Affiliates who then disburse the funds to, or for the benefit of, the General Partner or its Affiliates; and

(iii)	until all Capital Contributions have been invested or committed to investment in Investments and Reserves, used to pay permitted Front-End Fees or returned to the Limited Partners (as provided in Section 11.5), a special report concerning all Investments made during the Fiscal Quarter which shall include:
(A)	a description of the types of Investments made;

(B)	the total Purchase Price paid for each category of Investment;

(C)	the amounts of cash used to acquire the Investments;

(D)	the Acquisition Fees and Acquisition Expenses paid, identified by party, in connection therewith; and

(E)	the amount of Capital Contributions, if any, that remain unexpended and uncommitted to pending Investments as of the end of the Fiscal Quarter.
15.5(b). Annual Reports. Within 90 days after the end of each Fiscal Year, the General Partner shall send to each Person who was a Limited Partner at any time during the Fiscal Year the following written materials:
(i)	financial statements for the Partnership for the Fiscal Year, including a balance sheet as of the end of the Fiscal Year and related statements of operations, cash flows and changes in Partners’ equity, which shall be prepared in accordance with Section 15.3 and shall be accompanied by an auditor’s report containing an opinion of the Accountants;

(ii)	an analysis prepared by the General Partner (which need not be audited, but shall be reviewed by the Accountants) of distributions made to the General Partner and the Limited Partners during the Fiscal Year, separately identifying the portion (if any) of the distributions from:
(A)	Cash Flow during the period;

(B)	Cash Flow from prior periods that had been held as Reserves;

(C)	Cash Flow and/or Distributable Cash from Sales and refinancings; and

(D)	Capital Contributions originally used to establish a Reserve;
(iii)	a status report with respect to each Investment that individually represents at least 10% of the aggregate Purchase Price of the Partnership’s Investments held at the end of the Fiscal Year, which report shall state:
(A)	the condition of the Equipment and each material item thereof and of any collateral securing any Investment to which the report applies;

(B)	how the Equipment or collateral was being used as of the end of the Fiscal Year (e.g., leased, serving as collateral for Secured Loans, operated directly by the Partnership, or held for lease, repair or Sale);

(C)	the projected or intended use of the Equipment or collateral during the next following Fiscal Year;

(D)	the remaining term of the Investment; and

(E)	such other information as may be relevant to the value or use of the Equipment or collateral as the General Partner, in good faith, deems appropriate;
(iv)	a breakdown of all fees and other compensation paid, and all costs and expenses reimbursed, to the General Partner or its Affiliates by the Partnership during the Fiscal Year identified (and properly allocated) as to type and amount:
(A)	in the case of any fees and other compensation, the breakdown shall provide the information required under Section 15.5(a)(ii); and

(B)	in the case of reimbursed costs and expenses, the General Partner shall also prepare an allocation of the total amount of all those items in accordance with this Agreement. The cost and expense allocation shall be reviewed by the Accountants in connection with their audit of the financial statements of the Partnership for the Fiscal Year in accordance with the American Institute of Certified Public Accountants United States Auditing standards relating to special reports and such Accountants shall state that, in connection with the performance of the audit, they reviewed, at a minimum, the time records of, and the nature of the work performed by, individual employees of the General Partner or its Affiliates, the cost of whose services were reimbursed. The additional costs of the special review required by this clause shall be itemized by the Accountants on a Program by Program basis and shall be reimbursed to the General Partner by the Partnership only to the extent that the reimbursement, when added to the cost for administrative services rendered, does not exceed the amount the Partnership would be required to pay independent third-parties for comparable administrative services in the same geographic location; and
(v)	a special report containing the information required by Section 15.5(a)(iii).
15.5(c). Reports to State Securities Law Administrators. The General Partner shall submit to all state securities law Administrators, including Arizona, California and Ohio, any information which the Administrator requires, including, but not limited to:
(i)	reports and statements required by this Agreement to be distributed to Limited Partners; or

(ii)	reports required to be filed with the Administrator by state securities laws, regulations or policies.
15.6 Tax Returns and Tax Information. The General Partner shall:
(i)	prepare, or cause the Accountants to prepare, in accordance with applicable laws and regulations, the Partnership’s tax returns (federal, state, local and foreign, if any) for each Fiscal Year within 75 days after the end of the Fiscal Year; and

(ii)	deliver to each Partner by March 15 following each Fiscal Year a Schedule K-1 or other statement permitted under the Code or by the IRS setting forth the Partner’s share of the Partnership’s Income or Loss for the Fiscal Year.
15.7 Accounting Decisions. All decisions as to accounting matters, except as specifically provided to the contrary in this Agreement, shall be made by the General Partner in accordance with the accounting methods adopted by the Partnership for federal income tax purposes or otherwise in accordance with GAAP. Such decisions must be acceptable to the Accountants, and the General Partner may rely on the advice of the Accountants as to whether its decisions are in accordance with the methods adopted by the Partnership for federal income tax purposes or GAAP.
15.8 Federal Tax Elections. The Partnership, in the sole discretion of the General Partner, may make elections for federal tax purposes as follows:
15.8(a). Elections Under Section 754 of the Code. In case of a transfer of all or part of a General Partner’s Partnership Interest or a Limited Partner’s Units, the Partnership may timely elect under Section 754 of the Code (or corresponding provisions of future law), and under similar provisions of applicable state or local income tax laws, to adjust the basis of the assets of the Partnership. In that event, any basis adjustment attributable to the election shall be allocated solely to the transferee.
15.8(b). Other Elections. All other elections, including but not limited to the adoption of accelerated depreciation and cost recovery methods, required or permitted to be made by the Partnership under the Code shall be made by the General Partner in a manner that will, in the opinion of the General Partner (as advised by Counsel or the Accountants as the General Partner deems necessary), be most advantageous to the Limited Partners as a group. The Partnership shall, to the extent permitted by applicable law and regulations, elect to treat as an expense for federal income tax purposes all amounts incurred by it for state and local taxes, interest and other charges that may, in accordance with applicable law and regulations, be considered to be expenses.
15.8(c). Agreement to be Bound by Elections. The Partnership, the General Partner and each Limited Partner hereby agree to be legally bound by the provisions of this Section 15.8(c) and further agree that, in the General Partner’s sole discretion, the Partnership and all of its Partners may elect a safe harbor under which the fair market value of a Partnership Interest that is transferred in connection with the performance of services is treated as being equal to the liquidation value of that interest for transfers on or after the date final regulations providing the safe harbor are published in the Federal Register. If the General Partner determines that the Partnership and all of its Partners will elect the safe harbor, which determination may be made solely in the best interests of the General Partner, then the Partnership, the General Partner and each Limited Partner further agree that:
(i)	the Partnership shall be authorized and directed to elect the safe harbor;

(ii)	the Partnership and each of its Partners (including any Person to whom a Partnership Interest is transferred in connection with the performances of services) shall comply with all requirements of the safe harbor with respect to all Partnership Interests transferred in connection with the performance of services while the election remains effective; and

(iii)	the General Partner, in its sole discretion, may cause the Partnership to terminate the safe harbor election, which determination may be made in the best interests of the General Partner.
15.9 Tax Matters Partner
15.9(a). Designation of Tax Matters Partner. The General Partner is hereby designated the Partnership’s “Tax Matters Partner” under Section 6231(a)(7) of the Code, and may hereafter designate its successor as Tax Matters Partner, to manage administrative and judicial tax proceedings conducted at the Partnership level by the IRS with respect to Partnership matters. Any Partner, other than the Tax Matters Partner, shall have the right to participate in these administrative or judicial proceedings to the extent provided by Section 6224 of the Code and at the Partner’s own expense. The Limited Partners shall not act independently with respect to tax audits or tax litigation affecting the Partnership, and actions taken by the General Partner as Tax Matters Partner in connection with tax audits of the Partnership shall be binding in all respects on the Limited Partners, except as provided below.
15.9(b). Duties of Tax Matters Partner. The Tax Matters Partner shall have the following duties:
(i)	to the extent and in the manner required by applicable law and regulations, the Tax Matters Partner shall furnish the name, address, number of Units and taxpayer identification number of each Limited Partner to the Secretary of the Treasury or his delegate (the “Secretary”); and

(ii)	to the extent and in the manner required by applicable law and regulations, the Tax Matters Partner shall keep each Limited Partner informed of administrative and judicial proceedings for the adjustment at the Partnership level of any item required to be taken into account by a Limited Partner for income tax purposes (these judicial proceedings are referred to hereinafter as “judicial review”).
15.9(c). Indemnification of Tax Matters Partner. Subject to Section 9.3, the Partnership shall indemnify and reimburse the Tax Matters Partner for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Partners. The payment of all of these expenses shall be made before any distributions are made from Distributable Cash. Neither the General Partner nor any Affiliate or other Person, except the Partnership, shall have any obligation to provide funds for this purpose. The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any of these proceedings, except to the extent required by law, shall be in the sole discretion of the Tax Matters Partner. The provisions on limitations of liability of the General Partner and indemnification set forth in Section 9.3 shall be fully applicable to the General Partner acting in its capacity as Tax Matters Partner.
15.9(d). Authority of Tax Matters Partner. The Tax Matters Partner is hereby authorized, but not required:
(i)	to enter into any settlement with the IRS with respect to any tax audit or judicial review of the Partnership, in which agreement the Tax Matters Partner may expressly state that the agreement shall bind the other Partners, except that the settlement agreement shall not bind any Partner who (within the time prescribed pursuant to Section 6224(c)(3) of the Code and regulations thereunder) files a statement with the IRS providing that the Tax Matters Partner does not have authority to enter into a settlement agreement on the behalf of the Partner;

(ii)	if a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the Tax Matters Partner, to seek judicial review of the final adjustment, including the filing of a petition for readjustment with the Tax Court, the District Court of the United States for the district in which the Partnership’s principal place of business is located, the United States Court of Claims or any other appropriate forum;

(iii)	to intervene in any action brought by any other Partner for judicial review of a final adjustment relating to the Partnership;

(iv)	to file a request for an administrative adjustment relating to the Partnership with the IRS at any time and, if any part of the request is not allowed by the IRS, to file a petition for judicial review with respect to the request;

(v)	to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item of the Partnership required to be taken in to account by a Partner for tax purposes, or an item affected by the item; and

(vi)	to take any other action on behalf of the Partners or the Partnership in connection with any administrative or judicial tax proceeding to the extent permitted by applicable law or regulations.
ARTICLE XVI — MEETINGS AND VOTING RIGHTS OF THE LIMITED PARTNERS
16.1 Meetings of the Limited Partners
16.1(a). Procedure for Limited Partner Meetings. A meeting of the Limited Partners for any purpose(s) may be called by the General Partner. A meeting of the Limited Partners shall be called by the General Partner following its receipt of written request(s), either in person or by registered mail, for a meeting on any matter on which the Limited Partners may vote as set forth in this Article XVI from Limited Partners holding 10% or more of the then outstanding Units. Every request for a meeting shall state with reasonable specificity the purpose(s) for which the meeting is to be held and the text of any matter, resolution or action proposed to be voted on by the Limited Partners at the meeting. Within 10 days following the receipt of the request, the General Partner shall give Notice to all Limited Partners of the meeting in the manner and at a time and place as specified in Section 16.1(b), below. In addition, the General Partner may, and if so requested by the Limited Partners in the manner described above, shall, submit the proposed matter, resolution or action for action by Consent of the Limited Partners in lieu of a meeting.
16.1(b). Delivery of Notice. A Notice of any meeting or action by written Consent of the Limited Partners shall be given to all Limited Partners either:
(i)	personally or by certified mail (if a meeting is being called or a Consent action is being solicited, by the General Partner on the request of the Limited Partners); or

(ii)	by regular mail (if a meeting is being called or a Consent action is being solicited, by the General Partner).
A meeting called pursuant to a Notice shall be held, or Consent action taken, not less than 15 days nor more than 60 days after the date a Notice is distributed, subject to extension to the extent necessary to comply with applicable requirements of the Commission and Administrators. The Notice shall be delivered or mailed to each Limited Partner at his record address, or at any other address as he may have furnished in writing to the General Partner as his address for receipt of Notices and, with respect to meetings, shall state the place, date and time of the meeting (which shall be the place, date and time specified in the request for the meeting or, if none, any other place, date and time as the General Partner determines to be reasonable and convenient to the Limited Partners) and, with respect both to meetings or solicitations of Consent actions, shall state the purpose(s) for which the meeting is to be held or the Consent action is requested.
If any meeting of the Limited Partners is properly adjourned to another time or place, and if any announcement of the adjournment of time or place is made at the meeting, it shall not be necessary to give notice of the adjourned meeting. The presence in person or by proxy of a Majority Interest shall constitute a quorum at all meetings of the Limited Partners; provided, however, that, if there is no quorum, holders of a majority of the Units so present or so represented may adjourn the meeting from time to time without further notice, until a quorum has been obtained. No Notice of any meeting of Limited Partners need be given to any Limited Partner who attends in person or is represented by proxy (except when a Limited Partner attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business on the ground that the meeting is not lawfully called or convened) or to any Limited Partner otherwise entitled to Notice who has executed and filed with the records of the meeting, either before or after the time thereof, a written waiver of Notice.
16.1(c). Record Date for Voting. For the purpose of determining the Limited Partners entitled to vote on any matter submitted to the Limited Partners at any meeting of the Limited Partners, or to take action by Consent in lieu thereof, or any adjournment thereof, the General Partner or the Limited Partners requesting the meeting may fix, in advance, a date as the record date, which shall be a date not more than 60 days nor less than 10 days prior to the meeting (or Consent action), for the purpose of that determination.

16.1(d). Proxies. Any Limited Partner may authorize any Person or Persons to act for such Limited Partner by proxy in respect of all matters as to which the Limited Partner is entitled to participate, including matters proposed for actions by Consent. Every proxy must be signed by a Limited Partner or his attorney-in- fact. No proxy shall be valid after the expiration of eleven months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it.
16.1(e). Procedure at Meeting. At each meeting of the Limited Partners, the Limited Partners present or represented by proxy may adopt rules for the conduct of the meeting as they deem appropriate, provided that the rules shall not be inconsistent with the provisions of this Agreement.
16.2 Voting Rights of the Limited Partners. Subject to Section 16.3, the Limited Partners, acting by Consent of the Majority Interest, or by the vote of the Majority Interest at a meeting duly called for that purpose, may take the following actions without the concurrence of the General Partner:
(i)	amend this Agreement;

(ii)	dissolve the Partnership;

(iii)	remove the General Partner and elect one or more Substitute General Partners;

(iv)	approve or disapprove of the Sale or series of Sales of all, or substantially all, of the assets of the Partnership, except any Sale or series of Sales that is in connection with a Financing Transaction or in the ordinary course of liquidating the Partnership’s Investments during the Maturity Period; and

(v)	modify or terminate on 60 days’ notice any contract or arrangement with the General Partner or any of its Affiliates to provide goods or services for the Partnership other than this Agreement, the Origination and Servicing Agreement and all other contracts specifically authorized under this Agreement.
The General Partner and its Affiliates may not vote or Consent on matters submitted to the Limited Partners regarding the removal of the General Partner or regarding any transaction between the Partnership and the General Partner or any of its Affiliates. In determining the requisite percentage of Units necessary to approve a matter on which the General Partner or its Affiliates may not vote or Consent, any Units owned by the General Partner or its Affiliates shall not be included in either the numerator or the denominator.
16.3 Limitations on Action by the Limited Partners. This Agreement may not be amended by the Limited Partners to do the following:
(i)	allow the Limited Partners to take part in the control or management of the Partnership’s business or otherwise subject a Limited Partner to liability as a general partner under the Delaware Act or under the laws of any other jurisdiction in which the Partnership may be qualified or own an Investment;

(ii)	alter the rights, powers, duties or obligations of the General Partner without the Consent of the General Partner;

(iii)	contract away the fiduciary duty owed to any Limited Partner by the General Partner;

(iv)	except in connection with the offer and sale of the Units as provided in this Agreement, alter the interest of any Partner in any item of Income or Loss or in distributions without the consent of each affected Partner; or

(v)	Without the consent of all of the Limited Partners, amend the provisions of this Agreement relating to how this Agreement may be amended.
ARTICLE XVII — AMENDMENTS
17.1 Amendments by the General Partner. In addition to any amendments by the Limited Partners under Section 16.2, as limited by Section 16.3, this Agreement may be amended, at any time and from time to time, by the General Partner without the Consent of a Majority Interest:

(i)	to add to the representations, duties or obligations of the General Partner or to surrender any right or power granted to the General Partner in this Agreement;

(ii)	to cure any ambiguity in this Agreement, to correct or supplement any provision in this Agreement that may be inconsistent with any other provision in this Agreement, or to add any provision to this Agreement with respect to matters or questions arising under this Agreement that is not inconsistent with the other provisions of this Agreement;

(iii)	to preserve the status of the Partnership as a partnership for federal income tax purposes, or as a limited partnership under the Delaware Act or any comparable law of any other state in which the Partnership may be required to be qualified;

(iv)	to delete any provision of this Agreement, or add any provision to this Agreement, required to be so deleted or added by the staff of the Commission, by any other federal or state regulatory body or other agency (including, without limitation, any “blue sky” commission), or by any Administrator or similar such official;

(v)	to permit the Units to fall within any exemption from the definition of “plan assets” contained in Section 2510.3-101 of Title 29 of the Code of Federal Regulations or any successor regulation or law;

(vi)	if the Partnership is advised by Counsel, the Accountants or the IRS that any allocation of Income, Loss or distribution provided for in this Agreement is unlikely to be respected for federal income tax purposes, the General Partner may amend the allocation provisions of this Agreement, in accordance with that advice to the minimum extent necessary to comply with federal income tax requirements and still effect, as nearly as practicable, the original plan of allocations and distributions set forth in this Agreement; and

(vii)	to change the name of the Partnership or the location of its principal office.
ARTICLE XVIII — POWER OF ATTORNEY
18.1 Appointment of Attorney-in-Fact. By subscribing for Units and being admitted as a Limited Partner of the Partnership under this Agreement, each Limited Partner makes, constitutes and appoints the General Partner, each authorized officer of the General Partner and each Person who thereafter becomes a Substitute General Partner during the term of the Partnership, with full power of substitution, the true and lawful attorney-in-fact of, and in the name, place and stead of, the Limited Partner, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and publish:
(i)	this Agreement, the Partnership’s certificate of limited partnership and any amendment of any thereof, including, without limitation, amendments reflecting the addition of any Person as a Partner or any admission or substitution of other Partners (or the Capital Contribution made by any Person or by any Partner) and any other document, certificate or instrument required to be executed and delivered, at any time, in order to reflect the admission of any Partner (including, without limitation, any Substitute General Partner and any Substitute Limited Partner) to the Partnership;

(ii)	any other document, certificate or instrument required to reflect any action of the Partners duly taken in the manner provided for in this Agreement, whether or not the Limited Partner voted in favor of or otherwise Consented to the action;

(iii)	any other document, certificate or instrument that may be required by any regulatory body or other agency or the applicable laws of the United States, any state or any other jurisdiction in which the Partnership is doing or intends to do business or that the General Partner deems advisable;

(iv)	any certificate of dissolution or cancellation of the certificate of limited partnership that may be reasonably necessary to effect the termination of the Partnership; and

(v)	any instrument or documents required to continue or terminate the business of the Partnership under Section 12.5 and Article XIV; provided that no attorney-in-fact shall take any action as attorney-in-fact for any Limited Partner if the action could in any way increase the liability of the Limited Partner beyond the liability expressly set forth in this Agreement or alter the rights of the Limited Partner under Article XI, unless (in either case) the Limited Partner has given a power of attorney to the attorney-in-fact expressly for that purpose.
18.2 Amendments to Agreement and Certificate of Limited Partnership. If, under this Agreement, any action, adoption proposal, right, power or authority requires the Consent, vote, ratification or approval of fewer than all of the Limited Partners, then, on the satisfaction of that requirement, the Consent, vote, ratification or approval shall be deemed, and each Limited Partner hereby agrees that it shall constitute, that of all of the Limited Partners for all purposes, including unanimity requirements under the Delaware Act. Limited Partners who did not respond in connection with the proposed Consent, vote, ratification or approval, if any, shall be deemed to have abstained for all purposes under this Agreement.
18.3 Power Coupled With an Interest. The grant of authority by each Limited Partner in Section 18.1:
(i)	is a special power of attorney coupled with an interest in favor of the attorney-in-fact and shall be irrevocable and shall survive the death, incapacity, insolvency, dissolution or termination of the Limited Partner;

(ii)	may be exercised for the Limited Partner by a signature of the attorney-in-fact or by listing or referring to the names of all of the Limited Partners, including that Limited Partner, and executing any instrument with a single signature of any one of the attorneys-in-fact acting as attorney-in-fact for all of them; and

(iii)	shall survive the Assignment by any Limited Partner of all or any portion of the Limited Partner’s Units, provided that, if any Assignee of all of a Limited Partner’s Units has furnished to the General Partner a power of attorney complying with the provisions of Section 18.1 and the admission to the Partnership of the Assignee as a Substitute Limited Partner has been approved by the General Partner, this power of attorney shall survive the Assignment with respect to the assignor Limited Partner for the sole purpose of enabling the attorneys-in-fact to execute, acknowledge and file any instrument necessary to effect the Assignment and admission and shall thereafter terminate with respect to the assignor Limited Partner.
ARTICLE XIX — GENERAL PROVISIONS
19.1 Notices, Approvals and Consents. All Notices, approvals, Consents or other communications under this Agreement shall be in writing and signed by the party giving the same and, except as otherwise specifically provided in this Agreement, shall be deemed to have been delivered when the same are deposited in the United States mail and sent by first class or certified mail, postage prepaid; hand delivered; sent by overnight courier; or sent by facsimile and confirmed by telephone during normal business hours.
In each case, delivery shall be made to the parties at the addresses set forth below or at any other addresses as the parties may designate by Notice to the Partnership as specified in Section 5.1:
(i)	if to the Partnership: LEAF Equipment Finance Fund 4, L.P., 110 S. Poplar Street, Suite 101, Wilmington, Delaware 19801, with a copy to c/o LEAF Asset Management, LLC, General Partner, One Commerce Square, 2005 Market Street, Suite 1500, Philadelphia, Pennsylvania 19103; Telephone Number: 800-819-5556 (the Partnership) and 215-569-1844 (the General Partner); Fax Number: 215-561-0844 (the Partnership) and 215-561-6249 (the General Partner).

(ii)	if to the General Partner: LEAF Asset Management, LLC, One Commerce Square, 2005 Market Street, Suite 1500, Philadelphia, Pennsylvania 19103; Telephone Number: 215-569-1844; Telecopier Number: 215-561-6249.

(iii)	if to any Limited Partner, at the address set forth in the Limited Partner’s Subscription Agreement unless a different address has been provided to the Partnership under Section 5.1.
19.2 Further Assurances. The Partners agree to execute, acknowledge and deliver all further instruments and do all further acts and things as may reasonably be necessary to carry out the intent and purpose of this Agreement.
19.3 Captions. Captions contained in this Agreement are inserted only as a matter of convenience and do not define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.

19.4 Binding Effect. Except to the extent required under the Delaware Act and for fees, rights to reimbursement and other compensation provided as such, none of the provisions of this Agreement shall be for the benefit of, or be enforceable by, any creditor of the Partnership.
19.5 Severability. If one or more of the provisions of this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement and any other application thereof shall not be affected or impaired in any way thereby, and the remaining provisions shall be interpreted consistently with the omission of the invalid, illegal or unenforceable provision or applicable thereof.
19.6 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings of the parties in connection with the subject matter of this Agreement that conflict with the express terms of this Agreement. No covenant, representation or condition not expressed in this Agreement shall affect or be effective to interpret, change or restrict the express provisions of this Agreement.
19.7 Applicable Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, including, without limitation, the Delaware Act (except and solely to the extent that provisions of the laws of any other jurisdiction are stated to be applicable in any section of this Agreement), without giving effect to the conflict of laws provisions thereof.
19.8 Counterparts. This Agreement may be signed by each party to this Agreement on a separate counterpart (including, in the case of a Limited Partner, a separate Subscription Agreement or signature page executed by one or more the Partners), but all counterparts, when taken together, shall constitute but one and the same instrument.
19.9 Creditors. No creditor who makes a loan to the Partnership shall have or acquire at any time, as a result of making the loan, any direct or indirect interest in the profits, capital or property of the Partnership other than as a secured creditor.
19.10 Successors and Assigns. Each and every covenant, term, provision and agreement contained in this Agreement shall be binding on and inure to the benefit of the successors and assigns of the respective parties to this Agreement. In furtherance of, and not in limitation of, the foregoing, the General Partner may assign, as collateral security or otherwise, any items of compensation payable to it under the terms of this Agreement. Notwithstanding the assignment, if any, however, the General Partner, and not the assignee, shall remain solely liable for the General Partner’s obligations under this Agreement.
19.11 Waiver of Action for Partition. Each of the parties to this Agreement irrevocably waives during the term of the Partnership any right that he may have to maintain any action for partition with respect to the Partnership’s Investments and other property and assets.
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          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 5th day of September, 2008.

GENERAL PARTNER: LEAF Asset Management, LLC

By:	/s/ Daniel Courtney
	Name:	Daniel Courtney
Its: EVP

ORIGINAL LIMITED PARTNER: LEAF Financial Corporation
By:	/s/ Miles Herman
	Name:	Miles Herman
Its: President/COO

LIMITED PARTNERS:
By:	LEAF Asset Management, LLC, as Attorney in Fact

By:	/s/ Daniel Courtney
	Name:	Daniel Courtney
Its: EVP